OFFERING MEMORANDUM AND SOLICITATION OF CONSENTS

Wickes Inc.

Offer to Exchange

Senior Secured Notes Due 2005
for any and all outstanding
11 5/8% Senior Subordinated Notes Due 2003
(CUSIP No. 967446AA3)
and
Solicitation of Consents for Amendments
to
the Indenture governing the 11 5/8% Senior Subordinated Notes Due 2003

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON WEDNESDAY, JANUARY 22, 2003, UNLESS EXTENDED, WHICH WE REFER TO AS THE EXPIRATION DATE. WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED. AS DESCRIBED BELOW, BY ACCEPTING THE EXCHANGE OFFER, YOU CONSENT TO THE PROPOSED AMENDMENTS TO THE INDENTURE GOVERNING OUR 11 5/8% SENIOR SUBORDINATED NOTES DUE 2003.

      We are offering to exchange our Senior Secured Notes due 2005 for any and all of our outstanding 11 5/8% Senior Subordinated Notes due 2003. We are also soliciting consents to amend certain provisions of the Indenture, dated October 15, 1993, under which the 11 5/8% Senior Subordinated Notes due 2003 were issued. We refer to our existing 11 5/8% Senior Subordinated Notes due 2003 as the existing notes, and to our Senior Secured Notes due 2005 as the new senior secured notes or the new notes. We also refer to the indenture governing the existing notes as the existing indenture and the indenture governing the new senior secured notes as the new indenture.

      If you elect to participate in the exchange offer, you will receive, for each $1,000 principal amount of existing notes tendered, $1,000 principal amount of new senior secured notes. Participation in the exchange offer may only be in existing note denominations of $1,000 and integral multiples thereof.

      We will pay interest on the new senior secured notes monthly on the 15th day of each month, or if that day is not a business day, the first business day thereafter, to holders of record at the close of business on the first business day of the month immediately preceding each interest payment date. The new senior secured notes will bear 11 5/8% interest from the date of issuance through December 15, 2003 and at 18% per annum thereafter until the maturity date of July 29, 2005. Following December 15, 2003, interest at 11 5/8% will be paid currently in cash and the balance will be paid currently in cash to the extent we have excess cash flow, as defined in the new indenture, and will accrue to the extent not paid in cash. The first interest payment will be on March 17, 2003 and consist of (i) the interest on your existing notes at the existing 11 5/8% coupon rate from

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION
SUMMARY
RISK FACTORS
USE OF PROCEEDS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER AND CONSENT SOLICITATION
THE PROPOSED AMENDMENTS
DESCRIPTION OF SENIOR INDEBTEDNESS
DESCRIPTION OF THE NEW SENIOR SECURED NOTES
DESCRIPTION OF THE COLLATERAL
COMPARISON OF RIGHTS BETWEEN THE EXISTING NOTES AND THE NEW SENIOR SECURED NOTES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
NOTICE TO INVESTORS
PLAN OF DISTRIBUTION
EX-T3C Form of Indenture
EX-T3E-1 Offering Memorandum and Soliciation
EX-T3E-2 Consent and Letter of Transmittal
EX-T3E-3 Letter to Brokers, Dealers, Commercial
EX-T3E-4 Letter to Clients
EX-T3E-5 Notice of Guaranteed Delivery
EX-T3G Statement of elibibility on Form T-1

the last interest payment date through the closing date of the exchange offer and (ii) the interest on your new senior secured notes at the coupon rate applicable to the new senior secured notes from the date immediately following the closing date of the exchange offer through the first interest payment date.

      The new indenture will contain modifications of many of the restrictive covenants currently in the existing indenture and will contain a mandatory amortization provision whereby the new senior secured notes will be prepaid with a portion of the net proceeds from sales of real estate which secures the new senior secured notes.

      In addition, under the new indenture, so long as no default or event of default has occurred and is continuing, we will have the option of redeeming the new senior secured notes, together with all accrued and unpaid interest prior to maturity at a declining discount starting at 15%. For a description of the new senior secured notes see “Description of the New Senior Secured Notes.” On the first interest payment date, we will prepay new senior secured notes at the then effective optional redemption price in the amount of $4.98 million.

      The new senior secured notes will be our general senior obligations and will rank equally with our revolving credit agreement and will rank senior to the existing notes. The new senior secured notes will be secured by liens on our owned real estate assets and equipment, subject to the priority of the liens to our senior lenders.

      We are also soliciting consents to amend certain provisions of the existing indenture. The proposed amendments will eliminate many of the restrictive covenants that currently exist in the existing indenture.

      If holders of at least a majority of the aggregate principal amount of existing notes participate in the exchange offer, the existing indenture will be amended to remove many of its restrictive covenants. The amended existing indenture will apply to and govern all existing notes remaining outstanding following completion of the exchange offer. The completion, execution, and delivery of a Consent and Letter of Transmittal or the acceptance of the exchange offer through a participant in the Depository Trust Company’s Automated Tender Offer Program, known as ATOP, will be deemed to constitute your acceptance of the exchange offer and your consent to the proposed amendments to the existing indenture unless properly withdrawn on or prior to the withdrawal deadline in the manner described herein.

      We have obtained binding commitments, subject to certain limited conditions, from Contrarian Capital Management, L.L.C., Highland Capital Management LP and First Honolulu Securities, Inc., who hold an aggregate principal amount of 40.7% of the existing notes, for their participation in the exchange offer. Therefore, holders of only 9.4% of the aggregate principal amount of remaining existing notes need to participate in the exchange offer in order for the consent solicitation to succeed.

      We urge you to read this document in its entirety, including the section describing risks relating to the exchange offer and our business. See “Risk Factors” beginning on page 14.

      The exchange offer is not conditioned upon the valid tender of any minimum aggregate principal amount of existing notes. The offer is subject to various other conditions, including the receipt of consent from our senior lenders. Aside from the condition that we receive the consent of our senior lenders to consummate the exchange offer, we have the right to waive any or all of these conditions in our sole discretion.

      If our existing senior lenders do not consent to the exchange offer as structured, we will need to refinance our senior credit facility with lenders who will allow us to consummate the exchange offer. There can be no assurances that we will obtain such consent or be able to refinance our senior credit facility, on terms we consider favorable, with lenders who will allow us to complete the exchange offer.

      None of the securities offered hereby have been approved or disapproved by the Securities and Exchange Commission, any state or foreign securities authority or any other regulatory authority, nor has the SEC or any such authority passed upon the fairness or merits of these transactions or upon the accuracy or adequacy of the information contained in this offering memorandum and solicitation of consents. Any representation to the contrary is unlawful.

      The date of this offering memorandum and solicitation of consents is December 20, 2002.

      The new senior secured notes have not been and will not be registered under the Securities Act of 1933 and are being offered in the United States in reliance on Section 3(a)(9) of the Securities Act.

      We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The exchange offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the new senior secured notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor.

      Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Unless you are an affiliate of our company: (1) your existing notes are free from restrictions on transfer; (2) we believe that the new senior secured notes you will receive, if you elect to participate in the exchange offer, will assume the same character as the existing notes that you tender in the exchange offer and will be deemed to be unrestricted securities; and (3) as a result, you will be able to freely transfer the new senior secured notes.

      This offering memorandum and solicitation of consents summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this offering memorandum and solicitation of consents. In making an investment decision, you must rely on your own examination of such documents, our company and the terms of the exchange offer and the new senior secured notes, including the merits and risks involved.

      We are not making any representation to any participant in this offering regarding the legality of this exchange under any legal, investment, or similar laws or regulations. You should not consider any information in this offering memorandum and solicitation of consents to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer. In making an investment decision regarding the new senior secured notes, you must rely on your own examination of our company and the terms of the exchange offer. The delivery of this offering memorandum and solicitation of consents or any exchange made pursuant to this offering memorandum and solicitation of consents does not imply that there has been no change in our affairs or that the information set forth in this offering memorandum and solicitation of consents is correct as of any date after the date of this offering memorandum and solicitation of consents. You should not assume the information contained in this offering memorandum and solicitation of consents is accurate after the date on the front cover of this offering memorandum and solicitation of consents. Our business, financial condition, results of operations and prospects may have changed since those dates.

      This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, in our sole judgment, take such action as we may deem necessary to extend the exchange offer to holders in such jurisdiction.

      We have no arrangement or understanding with any broker, dealer, agent or other person to solicit tenders of the existing notes. Regular employees of our company, who will not receive additional compensation therefor, may solicit tenders from holders.

      No person has been authorized to make any recommendation on behalf of us as to whether holders should tender existing notes pursuant to the exchange offer. No person has been authorized to give any information or to make any representation in connection with the exchange offer other than those contained in this offering memorandum and solicitation of consents. If made or given, such recommendation or any such information or representation must not be relied upon as having been authorized by us.

IMPORTANT

      We have included the following documents with this offering memorandum and solicitation of consents:

      (1) Consent and Letter of Transmittal (Blue); and

      (2) Notice of Guaranteed Delivery (Green).

      You must complete the letter of transmittal in order to ensure that your existing notes are validly deposited pursuant to the terms and conditions of the exchange offer.

      Questions and requests for assistance or additional copies of this offering memorandum and solicitation of consents, the letter of transmittal and the notice of guaranteed delivery may be directed to the information agent in connection with the exchange offer at the following address:

D. F. King & Co., Inc.
77 Water Street, 20th Floor
New York, New York 10005
Toll-free telephone: (800) 859-8508

      If you wish to tender your existing notes in the exchange offer, you should either (i) complete and sign the accompanying applicable letter of transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have your signature thereon guaranteed (if required by the letter of transmittal) and send or deliver it together with any other required documents, including, without limitation, certificates evidencing your existing notes (or, in the case of existing notes delivered by book-entry transfer, confirmation of the transfer of such existing notes into the exchange agent’s account with The Depository Trust Company, or DTC, pursuant to the procedures set forth herein and in the letter of transmittal) to the exchange agent at the address and facsimile number set forth above, or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction on your behalf. A beneficial owner who has existing notes registered or held in an account in DTC in the name of a broker, dealer, commercial bank, trust company or other nominee must complete a letter of transmittal and deliver it to such broker, dealer, commercial bank, trust company or other nominee. Additional copies of the letter of transmittal and other offering documents may be obtained from your broker, dealer or other nominee or from the information agent.

      DTC has authorized its participants that hold existing notes on behalf of beneficial owners to tender their existing notes as if they were the registered holders thereof. To tender existing notes, DTC participants should either (i) complete and sign the letter of transmittal, or a facsimile thereof, have the signature thereon guaranteed (if required by the letter of transmittal) and mail or deliver it to DTC or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program, or ATOP, and follow the procedure for book-entry transfer set forth under “The Exchange Offer and Consent Solicitation — Procedures for Exchanging Existing Notes — Book-Entry Delivery Procedures.” The letter of transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must in any case be transmitted to, and received by, the exchange agent on or prior to the expiration time, or the guaranteed delivery procedures described herein must be complied with.

      If you desire to tender your existing notes in the exchange offer and your existing notes are not immediately available, or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your existing notes by following the procedures for guaranteed delivery set forth under “The Exchange Offer and Consent Solicitation — Procedures for Exchanging Existing Notes — Guaranteed Delivery.”

      This offering memorandum and solicitation of consents and the accompanying letter of transmittal contain important information that should be read before any decision is made with respect to the exchange offer.

      Neither we, the exchange agent, nor the information agent make any recommendation as to whether or not you should participate in the exchange offer. You must make your own decision concerning these matters. You should carefully consider the income tax consequences of accepting the exchange offer. See “United States Federal Income Tax Consequences.”

v

      Any statement contained in a document referred to in this offering memorandum and solicitation of consents or any supplement hereto is to be considered modified or replaced to the extent that a statement contained herein or in any supplement or any subsequently filed document modifies or replaces such statement. Any statement so modified or replaced is not to be considered, except as so modified or replaced, to be a part of this offering memorandum and solicitation of consents.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION

Q:	Who is Wickes Inc.?

A:	We are a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. Headquartered in Vernon Hills, Illinois, we distribute materials nationally and internationally, operating building centers in the Midwest, Northeast and South. Our web site, www.wickes.com, offers a full range of services about the building materials and construction industry. Our common stock is traded on the Nasdaq SmallCap Market under the ticker symbol “WIKS.”

Q:	Why are we making the exchange offer?

A:	We are making the exchange offer to restructure a portion of our long-term debt, thereby improving our debt maturity profile.

The upcoming maturity of the existing notes in December 2003 places great strain on our financial situation and restricts our ability to devote operating income and capital towards the growth of our business. The implementation of our debt restructuring plan, of which this exchange offer and consent solicitation is a part, will offer us the necessary flexibility to develop necessary components of our business that we feel will bring positive results in the future. The removal of many of the restrictive covenants from the existing notes, and the modification of those restrictive covenants in the new senior secured notes allows us the flexibility to respond more quickly to changing market dynamics and execute on business opportunities without having to obtain consents from bondholders. In return for the elimination and modification, as the case may be, of such covenants, holders of the new senior secured notes will receive a senior debt instrument that is secured in place of the unsecured subordinated existing notes.

In addition, under the new indenture, we will have the option of redeeming the new senior secured notes prior to maturity at a declining discount of starting at 15%. Retiring our debt at a discount on a rolling basis will enable us to improve our balance sheet and make it possible to obtain additional credit on more favorable terms. Moreover, if we retire a substantial amount of debt prior to maturity we will have less strain on our financial resources when the new senior secured notes mature in 2005.

Q:	Who may participate in the exchange offer?

A:	All holders of our existing notes may participate in the exchange offer.

Q:	What will you receive in the exchange offer?

A:	For each $1,000 principal amount of existing notes you tender you will receive $1,000 principal amount of new senior secured notes. You will not receive any cash in respect of accrued and unpaid interest on your existing notes. Instead, interest accrued and unpaid on the closing date of the exchange offer will be paid with the first interest payment of the new senior secured notes.

Q:	What are the new senior secured notes?

A:	Our new Senior Secured Notes due 2005. We describe the new senior secured notes in more detail under the section “Summary — The New Senior Secured Notes,” beginning on page 9, and the section “Description of the New Senior Secured Notes,” beginning on page 35.

Q:	If the exchange offer is consummated but you do not tender your existing notes, how will your rights be affected?

A:	If you currently hold existing notes and do not tender them, following the exchange offer your existing notes will continue to be outstanding without change. However, if holders of a majority of the aggregate principal amount of existing notes participate in the exchange offer, the consent solicitation will succeed and the existing indenture will be amended to remove or modify many of its restrictive covenants.

Q:	What payments do you currently have a right to receive as a holder of the existing notes?

A:	The existing notes entitle you to receive regular interest payments at 11 5/8% per annum and to receive, at maturity on December 15, 2003, the return of your principal.

Q:	Why are we making the consent solicitation?

A:	We are soliciting consents to amend the existing indenture to eliminate or modify many of its restrictive covenants. Removing and modifying these covenants as proposed will enable us the most flexibility in pursuing future projects, selling assets, incurring indebtedness and merging with other companies. Currently, the restrictive covenants in the existing indenture restrict our ability to execute such transactions without complying with strict terms or obtaining the consent of holders of the existing notes, which, even if obtainable, causes expense and delay. While we will still have to operate under the restrictive covenants of our revolving credit facility and of the new indenture, many of which are substantially similar to the restrictive covenants appearing in the existing indenture, the removal of the more restrictive covenants from our subordinated debt will allow our management greater flexibility and control.

Q:	How will the new indenture differ from the current existing indenture?

A:	The new indenture will contain modified versions of many of the restrictive covenants currently in the existing indenture and will contain a mandatory amortization provision whereby the new senior secured notes will be redeemable, at our option, at a declining discount starting at 15%. In addition, a provision in the new indenture will require us to prepay the new senior secured notes using a portion of the net proceeds from sales of real estate which secures the new senior secured notes. For a description of the new senior secured notes see “Description of the New Senior Secured Notes.”

Q:	What payments would you receive following the exchange offer as a holder of the new senior secured notes?

A:	If you tender your existing notes and the exchange offer is consummated, you will be entitled to receive regular cash interest payments at a rate of 11 5/8% per annum on the 15th day of each month, beginning on the first such date after the closing of the exchange offer. Also, on the first interest payment date, we will prepay new senior secured notes at the then effective optional redemption price in the amount of $4.98 million. In addition, from and after December 15, 2003 through their maturity date, July 29, 2005, the new senior secured notes will accrue an additional 6 3/8% interest at the regular interest payment dates that will be paid currently in cash to the extent we have excess cash flow, as defined in the new indenture, and will accrue to the extent not paid in cash. Accrued interest, if any, will not be capitalized. You will also be entitled to receive, to the extent not previously redeemed or repurchased, a return of your remaining principal when the new senior secured notes, including any interest, mature in July 2005. We describe the terms of the new senior secured notes in more detail in the section “Description of the New Senior Secured Notes.”

Q:	How does the seniority of the new senior secured notes affect the rights of its holders to receive payments of principal and interest?

A:	The new senior secured notes will be our general senior obligations. The new senior secured notes will rank on a parity in right of payment with all of our existing and future senior indebtedness, including our revolving credit facility. In addition, the new senior secured notes will be secured by liens on all of our owned real estate and equipment. The liens to be held by holders of the new senior secured notes will rank junior to liens held on the same assets by our senior lenders.

The new senior secured notes will rank senior to our unsecured subordinated indebtedness, including the existing notes, to the extent the existing notes remain outstanding after the exchange offer.

Q:	What will happen if we do not have sufficient funds to return the principal on the existing notes in December 2003?

A:	In that event, an event of default will have occurred on our obligations under the indenture governing the existing notes, the new senior secured notes and all our other indebtedness, including our revolving credit facility. The principal and accrued interest on the existing notes, the new senior secured notes and our other indebtedness, including our revolving credit facility, may be accelerated and become immediately due and payable. If we are then unable to secure immediate financing to pay such amounts, we may seek to file a voluntary petition, or may have an involuntary petition filed against us by our creditors, in a bankruptcy court under the U.S. Bankruptcy Code. It is difficult to predict the outcome of bankruptcy proceedings, but it is likely you will lose some or all of your investment in any existing notes you retain or new senior secured notes you acquire in the exchange offer.

Q:	How do you participate in the exchange offer?

A:	To participate in the exchange offer, you must deliver:

• a completed letter of transmittal or an agent’s message if the existing notes are tendered through DTC’s Automated Tender Offer Program, or ATOP; and

• the existing notes or a notice of guaranteed delivery, unless the existing notes are tendered through ATOP. All of these documents must be delivered to the exchange agent before the expiration date of the exchange offer. For more information on how to participate in the exchange offer, please see “The Exchange Offer and Consent Solicitation — Procedures for Exchanging Existing Notes.”

Q:	How do you participate in the consent solicitation?

A:	Your participation in the exchange offer constitutes your participation in the consent solicitation. There is no way to participate in the consent solicitation other than by tendering your existing notes in the exchange offer. There is also no way to vote “no” in the consent solicitation other than by not participating in the exchange offer.

Q:	What are the conditions to the exchange offer?

A:	The exchange offer is not conditioned upon the valid tender of any minimum aggregate principal amount of existing notes. However, the exchange offer has several other conditions. We describe these conditions in more detail under “The Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer.” Aside from the condition that we receive the consent of our senior lenders to consummate the exchange offer, which we must satisfy prior to closing the exchange offer, we will not be required, but we reserve the right, to accept for exchange any existing notes tendered (or, alternatively, we may terminate the exchange offer) if any of the conditions of the exchange offer as described under “The Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer” remain unsatisfied.

Q:	When does the exchange offer expire?

A:	The exchange offer will expire at 5:00 p.m., New York City time, on Wednesday, January 22, 2003, unless extended by us in our sole discretion.

Q:	May you withdraw your tender of existing notes?

A:	Yes. You may withdraw any tendered existing notes at any time prior to 5:00 p.m., New York City time, on Wednesday, January 22, 2003, the expiration date, unless extended. In addition, you may withdraw any tendered existing notes if we have not accepted them for exchange after the expiration of 40 business days from the date of this offering memorandum and solicitation of consents.

Q:	Who will pay the fees and expenses associated with the exchange offer?

A:	We will bear all fees and expenses incurred in connection with consummating the exchange offer. See “The Exchange Offer and Consent Solicitation — Fees and Expenses.”

Q:	How many existing notes do Contrarian, Highland and First Honolulu own and will they tender these existing notes?

A:	Contrarian Capital Management L.L.C., Highland Capital Management LP and First Honolulu Securities, Inc. hold a total of $26,086,000 aggregate principal amount, or 40.7%, of existing notes. Each of these holders has executed a binding commitment to participate in the exchange offer, subject to certain limited conditions.

Q:	Who can answer your questions concerning the exchange offer?

A:	If you have any questions about the exchange offer or how to submit your letter of transmittal, or if you need additional copies of this offering memorandum and solicitation of consents or of our Annual Report on Form 10-K and 10-K/ A for the fiscal year ended December 29, 2001 or our Quarterly Report on Form 10-Q for the quarter ended September 28, 2002, you should contact the exchange agent or the information agent. HSBC Bank USA is the exchange agent. Its address is Lower Level, One Hanson Place, Brooklyn, New York 11243, Ref: Issuer Services, Attn: Paulette Shaw, and its telephone number is (718) 488-4475. The information agent is D. F. King & Co., Inc. Its address is 77 Water Street, 20th Floor, New York, New York 10005 and its toll-free telephone number is (800) 859-8508.

SUMMARY

      This section summarizes information found in greater detail elsewhere in this offering memorandum and solicitation of consents. Because this is a summary, it does not contain all of the information that may be important to you in making your investment decision. In addition, we urge you to read the entire offering memorandum carefully, especially the risks of investing in the new senior secured notes discussed under “Risk Factors,” before tendering your existing notes. We also encourage you to review the financial statements and other information provided in the reports and other documents that we file with the Securities and Exchange Commission, as described under “Where You Can Find More Information.”

Wickes Inc.

      We are a leading supplier of building materials and manufacturer of building components in the United States. We sell our products and services primarily to residential and commercial building professionals, repair and remodeling contractors and, to a lesser extent, project do-it-yourself consumers involved in major home improvement projects. At September 28, 2002, the Company operated 90 sales and distribution facilities, as well as 22 component manufacturing facilities that produce and distribute roof and floor trusses, framed wall panels, and pre-hung door units principally in the Midwest, Northeast, and Southern regions of the United States.

      In April 1988, we acquired Wickes Lumber Company, which opened its first lumber and building materials operations in 1952, from Wickes Companies, Inc. The acquisition included 223 sales and distribution centers and 10 component manufacturing facilities. In subsequent periods we modified our operations to reduce our number of sales and distribution centers to the current 90 and to strategically grow our component manufacturing capabilities to 22 locations.

      Our mission is to be the premier provider of building materials and services and manufacturer of value-added building components to the professional segments of the building and construction industry.

      We target five customer groups: the production or volume builder; the custom builder; the tradesman; the repair and remodeler; and the commercial developer. Our marketing approach encompasses three channels of distribution: large metropolitan areas or “Major Markets”, smaller rural and semi-rural areas or “Conventional Markets”, and commercial, direct ship and turnkey construction or “Wickes Direct”. In Major Markets, we serve the national, regional, and large local building with a total solutions approach and specialized services. In Conventional Markets, we provide the smaller builder with tailored products and services. In Wickes Direct, we provide materials flow and logistics management services to commercial customers. We also serve building professionals through its network of 26 component manufacturing facilities that produce value-added, wood framed wall panels, roof and floor truss systems, and pre-hung interior and exterior doors.

      In 2001, our management developed a plan to reorganize and improve productivity and performance. The results have shown and are expected to continue to show reductions in administrative expense, marketing expense, headcount and the elimination of non-strategic operating units. As part of this reorganization, we have and intend to relaunch a number of our previous initiatives including tool rental, installed products and manufactured components throughout 2003. In addition, we will work to implement sales planning tools and technology to support efforts to retain and grow customer relations. Also, our management is requiring the operating units to adhere to stricter standards in customer profitability, labor productivity and working asset turnover, that it believes will form the basis for a successful building materials business going forward.

      We were formed in 1987 as a Delaware corporation. In June 1997, we changed our corporate name to “Wickes Inc.” We have and continue to conduct our primary operations under the “Wickes Lumber” name.

      Our executive offices are located at 706 North Deerpath Drive, Vernon Hills, Illinois 60061, and our telephone number is (847) 367-3400. Our common stock trades on the Nasdaq SmallCap Market under the ticker symbol “WIKS.”

Recent Developments

      On December 16, 2002, we completed the sale of substantially all of the assets of our operations in Wisconsin and Northern Michigan to Lanoga Corporation’s UBC division. The sale price was $55.3 million, plus an additional net amount of approximately $20.0 million for the value of the inventory and accounts receivable of the business operations sold less certain liabilities assumed by Lanoga, subject to closing adjustments, plus $5.0 million held in escrow to secure our post-closing obligations. We will record a significant gain from this transaction. The funds provided by this transaction were used to pay down our senior debt. Included in the transaction are 14 distribution centers and three component plants in Wisconsin, and 17 distribution centers and one component plant in Michigan, which generated combined sales of approximately $300 million in 2001. We retain our operations in the southern half of the lower-peninsula of Michigan, including all of our operations in Coldwater, Davison, Grand Blanc, Grand Rapids, Owosso, Port Huron, Romeo, Mason, Rochester, Monroe, Jackson and Kalamazoo.

The Exchange Offer and Consent Solicitation

      The material terms of the exchange offer are summarized below and under “Question and Answers About the Exchange Offer and Consent Solicitation.” In addition, we encourage you to read the detailed descriptions in the sections entitled “The Exchange Offer and Consent Solicitation,” “Description of the New Senior Secured Notes” and “Comparison of Rights Between the Existing Notes and the New Senior Secured Notes”.

Securities for Which We Are Making the Exchange Offer	We are making the exchange offer for any and all of our 11 5/8% Subordinated Notes due 2003, of which $63,965,000 principal amount are outstanding.

The Exchange Offer	For every $1,000 in principal amount of existing notes that you tender prior to the expiration date, you will receive $1,000 original principal amount of our Senior Secured Notes due 2005.

Any existing notes not exchanged will remain outstanding. To participate in the exchange offer, your existing notes must be properly tendered before the expiration date. Subject to our satisfaction or waiver of the conditions to the exchange offer, all existing notes that are validly tendered and not withdrawn will be accepted for exchange.

The Consent Solicitation	We are soliciting consents to amend certain provisions of the existing indenture. The proposed amendments will eliminate or modify many of the restrictive covenants that currently exist in the existing indenture.

If holders of at least a majority of the aggregate principal amount of existing notes participate in the exchange offer, the existing indenture will be amended to remove many of its restrictive covenants. The amended existing indenture will apply to and govern all existing notes remaining outstanding following completion of the exchange offer. The completion, execution, and delivery of a Consent and Letter of Transmittal or the acceptance of the exchange offer through a participant in the Depository Trust Company’s Automated Tender Offer Program, known as ATOP, will be deemed to constitute your acceptance of the exchange offer and your consent to the proposed amendments to the existing indenture unless properly withdrawn on or prior to the withdrawal deadline in the manner described herein.

Expiration Date	The expiration date of the exchange offer will be 5:00 p.m., New York City time on Wednesday, January 22, 2003, unless extended by us in our sole discretion.

Closing Date	The closing of the exchange offer will be as promptly as practicable after the expiration date.

Conditions to the Exchange Offer	The exchange offer is not conditioned upon the valid tender of any minimum aggregate principal amount of existing notes. However, the exchange offer is conditioned on our receipt of consent to consummate the exchange offer from our senior lenders.

Moreover, the exchange offer is further conditioned upon the absence, without limitation, of any of the following events, which conditions we may waive in our sole discretion:

• a business development, lawsuit or investigation which would likely have a material adverse affect on our business;

• any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

• any significant impairment to the extension of credit by banking institutions, or to the regular trading of equity or debt securities in the United States; or

• the commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, additional catastrophic terrorist attacks against the United States or its citizens.

We will not be required, but we reserve the right, to accept for exchange any existing notes tendered (or, alternatively, we may terminate the exchange offer) if any condition of the exchange offer as described under “The Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer,” other than the receipt of consent from our senior lenders, remains unsatisfied.

Withdrawal Rights	Existing notes tendered may be withdrawn any time at or prior to 5:00 p.m., New York time, on the expiration date by following the procedures described in this offering memorandum and solicitation of consents. In addition, tendered existing notes may be withdrawn if we have not accepted them for exchange after the expiration of 40 business days from the date of this offering memorandum and solicitation of consents.

Required Approvals	No federal or state regulatory requirements must be complied with and no approvals need be obtained in the United States in connection with the exchange offer, other than those with which we have complied or will comply, or those approvals which we have obtained or will obtain, including the qualification with the SEC of the new indenture pursuant to the Trust Indenture Act of 1939, as amended.

Appraisal Rights	You do not have dissenters’ rights or appraisal rights with respect to the exchange offer.

Certain Committed Holders	We have obtained binding commitments, subject to certain limited conditions, from Contrarian Capital Management, L.L.C., Highland Capital Management LP and First Honolulu Securities, Inc., who hold an aggregate principal amount of 40.7% of the existing notes, for their participation in the exchange offer. Therefore, holders of only 9.4% of the aggregate principal amount of remaining existing notes need to participate in the exchange offer in order for the consent solicitation to succeed.

Certain United States Federal Income Tax Consequences for Holders of Existing Securities	The exchange of the existing notes for new senior secured notes should be treated as a taxable exchange for United States federal income tax purposes and a tendering holder generally would recognize gain or loss, if any, on the exchange. The determination of the amount and character of such gain or loss would depend on various factors. See “United States Federal Income Tax Consequences.”

To the extent the new senior secured notes are not redeemed prior to December 16, 2003, holders of the new senior secured notes will be required to include original issue discount in income for United States federal income tax purposes in advance of any cash payment attributable to that income even if no cash payment is received. The amount of original issue discount will depend upon various factors. See “United States Federal Income Tax Consequences.”

Additionally, the exchange of the existing notes for the New Senior Secured Notes may create tax consequences for non-tendering holders of existing notes. See “United States Federal Income Tax Consequences.”

Brokerage Commissions	You are not required to pay any brokerage commissions in connection with the exchange offer.

Information Agent	D. F. King & Co., Inc.

Exchange Agent	HSBC Bank USA

Further Information	Additional copies of this offering memorandum and solicitation of consents and other materials related to the exchange offer may be obtained by contacting the information agent. For questions regarding the exchange offer and procedures to be followed for tendering your existing notes, please contact the exchange agent or the information agent.

The New Senior Secured Notes

Notes Offered	Up to $63,965,000 in original aggregate principal amount of our Senior Secured Notes due 2005.

Maturity Date	July 29, 2005.

Ranking and Collateral	The new senior secured notes will be our general senior obligations. The new senior secured notes will rank on a parity in right of payment with all of our existing and future senior indebtedness, including our revolving credit agreement. In addition, the new senior secured notes will be structurally subordinated to all indebtedness of our subsidiaries. The new senior secured notes will rank senior to our other subordinated indebtedness, including the existing notes, to the extent the existing notes remain outstanding after the exchange offer.

The new senior secured notes will be secured by liens on all of our owned real property and all of our equipment. A description of the collateral securing the new senior secured notes is set forth in “Description of the New Senior Secured Notes — Ranking and Collateral” and “Description of the Collateral.” The liens securing the new senior secured notes are junior to liens securing amounts owing under our revolving credit facility, subject to certain limits as described in “Description of the New Senior Secured Notes — Ranking and Collateral.” Therefore, the new senior secured notes are structurally junior to the revolving credit facility.

Interest Payment Dates	We will pay interest on the new senior secured notes monthly on the 15th day of each month, or if that day is not a business day, the first business day thereafter, to holders of record at the close of business on the first business day of the month immediately preceding each interest payment date. The new senior secured notes will bear 11 5/8% interest from the date of issuance through December 15, 2003 and at 18% per annum thereafter. Interest at 11 5/8% will be paid currently in cash and the balance will be paid currently in cash to the extent we have excess cash flow, as defined in the new indenture, and will accrue to the extent not paid in cash.

The first interest payment will be March 17, 2003 and consist of (i) the interest on your existing notes at the existing 11 5/8% coupon rate from the last interest payment date through the closing date of the exchange offer and (ii) the interest on your new senior secured notes from the date immediately following the closing date of the exchange offer through the first interest payment date.

Securities Law Restrictions	Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Unless you are an affiliate of our company: (1) your existing notes are free from restrictions on transfer; (2) we believe that the new senior secured notes you will receive, if you elect to participate in the exchange offer, will assume the same character as the existing notes that you tender in the exchange offer and will be deemed to be unrestricted securities; and (3) as a result, you will be able to freely transfer the new senior secured notes.

Restrictive Covenants Modified and Reduced	Upon completion of the exchange offer and consent solicitation, the new indenture will contain restrictive covenants modified significantly from those covenants currently in the existing indenture. These covenants include:

• Limitation on Restricted Payments

• SEC Reports

• Limitations on Transactions with Affiliates

• Limitation on Incurrence of Additional Indebtedness

• Change of Control

• Limitation on Asset Sales; and

• Real Estate Asset Sales; Payment of Proceeds

Moreover, the following covenants currently existing in the existing indenture will not appear in the new indenture:

• Prohibition on Incurrence of Senior Subordinated Debt; and

• Limitation on Preferred Stock of Subsidiaries

You are urged to carefully review these changes before deciding whether to participate in the exchange offer. They are described in detail in “Description of the New Senior Secured Notes” and “The Proposed Amendments.”

Optional Redemption	Under the new indenture, so long as no default or event of default has occurred and is continuing, we will have the option of redeeming the new senior secured notes, together with all accrued and unpaid interest on the new senior secured notes being redeemed prior to maturity at a declining discount starting at 15%. We may redeem the new senior secured notes in this manner at a 15% discount from the issue date through December 15, 2003, and at reduced discounts through May 14, 2005, after which we may redeem any remaining new senior secured notes at par value.

Mandatory Amortization	Under a clause in the new indenture, on each occasion that we sell any real property that secures the new senior secured notes, we will prepay the new senior secured notes at the then-effective optional redemption price, on the next succeeding interest payment date, an amount equal to the net cash proceeds from such sale, less amounts required to be paid to holders of any senior security interest on such real property, but not less than an amount equal to 20% of the property’s appraised value, as set forth in the new indenture. These mandatory prepayments may be offset, without double counting, by the aggregate principal amount of new senior secured notes optionally redeemed to the date of such sale. On the first interest payment date, we will prepay new senior secured notes at the then effective optional redemption price in the amount of $4.98 million.

PORTAL	The existing notes are eligible for trading on the Private Offerings, Resale and Trading through Automated Linkages market, known as PORTAL. The existing notes are not listed on a national securities exchange. Trading activity for the existing notes is limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in the existing notes.

We do not expect to list the new senior secured notes on a national securities exchange, but will designate them eligible for trading in the PORTAL market. The trading market for the new senior secured notes, and for any existing notes remaining outstanding following completion of the exchange offer, will likely be limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in the new senior secured notes.

Form and Denomination	The new senior secured notes will be issued only in the form and denomination of the existing notes for which they are exchanged. The new senior secured notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the new senior secured notes will own book-entry interests in the global note evidenced by the records of maintained by DTC. See “The Exchange Offer and Consent Solicitation — Procedures for Exchanging Existing Notes.”

Interests in the global note and the definitive new senior secured notes, if any, will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Governing Law	The new senior secured notes and their governing indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Summary Consolidated Financial Data	The selected consolidated financial and other data as of and for the years ended December 29, 2001, December 30, 2000, December 25, 1999, December 26, 1998 and December 27, 1997 that appears on the following page are derived from our audited consolidated financial statements that are incorporated in this offering memorandum and solicitation of consents by reference. The selected condensed consolidated financial and other data as of and for the nine months ended September 28, 2002 and September 29, 2001 that appears on the following page are derived from our unaudited condensed consolidated financial statements that are incorporated in this offering memorandum and solicitation of consents by reference. You should read the data with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 29, 2001 and our Quarterly Report on Form 10-Q for the nine months ended September 28, 2002, each of which is incorporated in this offering memorandum and solicitation of consents by reference.

      For a description of certain considerations that should be taken into account in connection with this exchange offer and consent solicitation and in connection with an investment in the new notes, see “Risk Factors” beginning on page 14.

Summary Consolidated Financial Data

WICKES INC. AND SUBSIDIARIES

(in thousands, except ratios and per share data)

	Nine Months Ended

	(Unaudited)		Fiscal Year Ended

	Sep. 28,	Sep. 29,	Dec. 29,	Dec. 30,	Dec. 25,	Dec. 26,	Dec. 27,
	2002	2001	2001	2000	1999	1998	1997

Income Statement Data:
Net sales	657,718	754,226	1,000,999	1,027,604	1,087,402	912,190	885,901
Gross profit	140,706	161,820	211,553	223,092	224,604	195,119	186,006
Selling, general and administrative expense	124,117	148,200	194,608	199,889	185,884	166,420	167,790
Depreciation, goodwill and trademark amortization	4,036	4,675	6,508	5,877	5,295	4,513	4,422
Provision for doubtful accounts	1,101	802	1,470	983	1,724	2,915	1,707
Other operating income	3,267	1,823	4,344	3,292	4,932	6,017	9,673
Restructuring and unusual items	—	—	—	—	—	5,932	(559)
Severance and other items	2,370	—	1,744	—	—	—	—
Income from operations	12,349	9,966	11,567	19,635	36,633	21,356	22,319
Interest expense	12,432	16,811	21,787	24,322	23,302	21,632	21,417
Equity in loss of affiliated company	—	—	—	—	—	—	1,516
(Loss) income before income taxes	(83)	(6,845)	(10,220)	(4,687)	13,331	(276)	(614)
Income tax (benefit) provision	279	(2,032)	(3,146)	(735)	5,743	689	946
(Loss) income before extraordinary gain	(362)	(4,813)	(7,074)	(3,952)	7,588	(965)	(1,560)
Extraordinary gain, net of taxes	—	—	—	6,806	—	—	—
Net income (loss)	(362)	(4,813)	(7,074)	2,854	7,588	(965)	(1,560)
Per Share Data:
Net (loss) income before extraordinary per common share — basic and diluted	$(0.04)	$(0.58)	$(0.85)	$(0.48)	$0.92	$(0.12)	$(0.19)
Net income (loss) per common share — basic	$(0.04)	$(0.58)	$(0.85)	$0.35	$0.92	$(0.12)	$(0.19)
Net income (loss) per common share — diluted	$(0.04)	$(0.58)	$(0.85)	$0.34	$0.91	$(0.12)	$(0.19)
Weighted average common shares — basic	8,288,921	8,275,737	8,277,190	8,249,774	8,216,265	8,197,542	8,168,257
Weighted average common shares — diluted	8,288,921	8,275,737	8,277,190	8,466,383	8,330,571	8,197,542	8,168,257
Operating Data:
Depreciation and amortization	5,198	6,126	6,508	5,877	5,295	4,513	4,422
Deferred financing cost amortization	1,166	1,078	1,449	1,274	1,510	1,447	1,401
Capital expenditures	1,263	6,320	10,269	9,734	8,624	5,854	7,758
Net cash provided by (used in) operating activities	15,648	(20,310)	13,198	14,892	(9,482)	634	(21,292)
Net cash (used in) provided by investing activities	2,821	(6,112)	(8,383)	(9,243)	(17,597)	(1,623)	6,040
Net cash (used in) provided by financing activities	(18,516)	26,382	(4,860)	(5,478)	27,086	975	13,398
Balance Sheet data (at period end):
Working capital	109,847	158,526	123,210	$141,901	$162,523	$135,345	$134,459
Total assets	284,727	349,245	297,073	300,936	334,009	292,183	283,352
Total long-term debt, less current maturities	173,100	224,721	193,253	200,403	220,742	191,961	193,061
Total stockholders’ equity	26,532	28,938	26,771	33,896	30,819	23,148	24,001
Other Data:
Ratio of earnings to fixed charges	—	—	—	—	1.48	—	—
Interest coverage	1.68	1.23	0.98	1.17	1.97	1.32	1.36
Adjusted interest coverage	2.04	1.23	1.07	1.17	1.97	1.61	1.33
EBITDA	17,547	16,093	20,024	26,982	43,106	26,609	27,182
Adjusted EBITDA	21,279	16,093	21,768	26,982	43,106	32,541	26,623
Cash interest expense	10,425	13,104	20,388	23,048	21,792	20,185	20,016
Same store sales growth	(12.5% )	4.50%	(1.5% )	(6.1% )	18.1%	9.0%	4.7%
Building centers open at end of period	90	99	98	101	101	101	111

RISK FACTORS

      Holding the new senior secured notes, as well as retaining any existing notes, present a high degree of risk. In addition to other information contained in this offering memorandum and solicitation of consents, we urge you to consider these risks in making your decision regarding whether to tender the existing notes you hold in the exchange offer.

Risks of Accepting the Exchange Offer

We May Be Able to Repay the Unexchanged Existing Notes when They Mature, but We May Not be Able to Repay or Refinance the New Notes when They Mature.

      Although the exchange offer will delay the maturity of our debt, giving us more time to continue our efforts to restructure our business, we will remain highly leveraged following its completion. Our ability to service our debt following the exchange offer, including our payment obligations under our revolving credit facility, unexchanged existing notes, the new notes and other financial obligations, will depend upon our future operating performance, which in turn is subject to market conditions and other factors, including factors beyond our control. Accordingly, we can make no assurances that we will have, or will be able to obtain, sufficient funds to repay the new notes when they become due.

      It is possible that, following the maturity date of the existing notes but prior to the maturity date of the new notes, we will become subject to a bankruptcy or similar proceeding. If so, holders of the existing notes who did not exchange will be paid in full and there is a significant risk that holders who exchanged for new notes will not. Your decision to tender your existing notes should be made with the understanding that the lengthened maturity of the new notes exposes you to the risk of nonpayment for a longer period of time.

The Liens Securing the New Notes Will Be Junior to the Liens Securing Our Revolving Credit Facility. In addition, the Collateral Secured by the Liens May Not Be Available to You When You Want to Foreclose.

      As of September 28, 2002, we owed $119.9 million under our revolving credit facility, all of which was secured by much of our assets, including the real property and equipment that will secure the new notes. To the extent such liens cover the same collateral, the liens securing the new notes will rank junior in right of payment to liens securing our revolving credit facility. We may not make any payments under the liens, and you may not foreclose upon any of the collateral if principal or interest on our bank debt is not paid when due. As a result, in the event of our bankruptcy or similar proceeding, you should not expect to receive any payment of any kind until all senior bank debt is paid in full in cash.

      As described in “Description of Senior Indebtedness,” we have initiated negotiations with a new senior lender who would replace our existing senior lenders with a replacement credit facility. Under the new indenture, the liens on real estate securing obligations owing under the replacement credit facility would be senior to the liens on real estate securing new notes up to a cap of $17.08 million plus 50% of the existing notes that remain outstanding following completion of the exchange offer. In addition, under the proposed agreement between the trustee of the new notes and the proposed new senior lender, the trustee of the new notes may foreclose on collateral for the benefit of holders of the new notes if an event of default under the new indenture is not cured or waived for 90 days following notice to the new senior lender of such default and if the senior lender has not accelerated the senior debt.

      We have not agreed to terms with the new senior lender regarding the replacement credit facility, and there can be no assurances we will do so. Moreover, our existing senior lenders have not consented to the consummation of the exchange offer. There can be no assurances such consent will be obtained.

There will Be Tax Consequences As a Result of Tendering Your Existing Notes.

      The exchange by holders of the existing notes for new notes is expected to be a deemed taxable exchange for United States federal income tax purposes. A holder who tenders its existing notes will generally recognize income or loss on the exchange equal to the difference between the fair market value of the new notes (of which any accrued and unpaid interest which the holder has not yet included in income will be taxable as ordinary income) and the holder’s tax basis in the existing notes. A holder of the new senior secured notes, to the extent they are being issued with original issue discount, will be required to include original issue discount in its gross income over the remaining term of the new notes in advance of cash payments attributed to such income. See “United States Federal Income Tax Consequences.”

An Active Trading Market for the New Notes May Not Develop.

      The new notes constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through any automated dealer quotation system. Although large institutional holders may make a market in the new notes after the completion of the exchange offer, they are not obligated to do so and may discontinue any such market making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the new notes.

You May Suffer a Reduction in the Market Value of Your Existing Notes if the Exchange Offer is Not Completed Because of Our Failure to Obtain the Consent of Our Senior Lenders.

      The consummation of the exchange offer is expressly conditioned on the receipt of consent from our senior lenders. Such consent is the subject of ongoing negotiations between us and our senior lenders, the outcome of which cannot be predicted with certainty. No assurances can be given that we will obtain this consent, or be able to refinance, on terms we consider favorable, the senior credit facility with a lender who will consent to the exchange offer.

      By participating in the exchange offer, you are agreeing to exchange your existing notes for new senior secured notes. Once your existing notes are tendered, you will be unable to trade your existing notes in the open market or otherwise, unless you withdraw your tender. In the event that our senior lenders do not consent to the exchange offer, and we cannot refinance our senior credit facility as described above, we will not complete the exchange offer and your existing notes will be released to you, freely tradable as before. However, the fact that we were unable to complete the exchange offer may reduce the market value of your existing notes.

Risks of Rejecting the Exchange Offer

If You Do Not Tender Your Existing Notes, Your Existing Notes will be Subordinated to the New Notes.

      The new notes will be our general senior obligations, whereas the existing notes are our general subordinated obligations. Any unexchanged existing notes will be subordinated to all new notes. Moreover, the new notes will also be secured by our owned real property and equipment. Unlike the holders of the existing notes, who may enforce those obligations only against us, the holders of the new notes may enforce their rights directly against us and, through the liens, against the real property and equipment secured by the liens.

Holders of Our New Notes Will Be Entitled To Payment in Full Of The New Notes Before Any Payment Is Made To Holders of Unexchanged Existing Notes in the Event of Our Insolvency.

      In the event of our liquidation or insolvency, our assets, including our ownership interests in our subsidiaries, will be available to pay obligations under the existing notes only after the new notes have been paid in full. In that case, there may not be sufficient assets remaining to pay amounts due on any or all of the existing notes then outstanding.

We May Not Be Able to Pay the Principal Amount of the Existing Notes at Maturity if a Sufficient Number of Holders Do Not Participate in the Exchange Offer.

      The existing notes will mature December 15, 2003. Using our current cash flow projections, it is unlikely that we will be able to pay the principal amount of existing notes due on that date. The purpose of the exchange offer is to give us relief from this impending maturity date by exchanging the existing notes for the new senior secured notes which mature on July 29, 2005. If an insufficient number of holders of existing notes participate in the exchange offer, and we are otherwise unable to refinance our existing notes, it is likely we will not be able to pay the principal amount due on the existing notes on their maturity date. If we do not pay the principal amount of the existing notes outstanding on the maturity date, an event of default will have taken place under the existing indenture and our revolving credit facility, allowing our senior lenders to immediately accelerate the maturity of our revolving credit facility. In that event, unless we were able to obtain additional financing to repay the revolving credit facility and the outstanding existing notes, we may be forced to petition for relief under the U.S. Bankruptcy Code, or our creditors may file an involuntary petition against us. While it is impossible to predict the outcome of such proceedings, it is likely that you will lose some or all of your investment in the existing notes in connection with any such proceeding.

Following a Successful Consent Solicitation, Existing Notes that Are Not Exchanged Will Not Have the Benefit of Many of the Restrictive Covenants of the Existing Indenture.

      The exchange offer is not conditioned on the valid tender of any minimum aggregate principal amount of notes. However, if holders of at least a majority of the aggregate principal amount of notes outstanding tender their existing notes, the consent solicitation will succeed and the proposed amendments to the existing indenture, including the removal of many of the restrictive covenants governing the existing notes, will be effected.

      Adoption of the proposed amendments may have adverse consequences for holders of existing notes that elect not to tender existing notes in the exchange offer since holders of existing notes outstanding after the exchange offer of existing notes has been consummated, provided the consent solicitation is successful, will not have the benefit of all of the restrictive covenants and event of default provisions presently contained in the existing indenture or to be contained in the new indenture. The elimination of substantially all of the restrictive covenants and other provisions would permit us to, among other things, incur indebtedness, pay dividends or make other payments that would otherwise have been restricted, and incur liens or make investments that would otherwise not have been permitted. The restrictive covenants to be contained in the new indenture are not the same as the covenants currently existing in the existing indenture. It is possible that any such actions that we would be permitted to take as a result of the proposed amendments to the existing indenture will increase the credit risk with respect to us faced by the non-tendering holders or otherwise adversely affect the interests of the non-tendering holders.

There Will Be a Limited Trading Market for Existing Notes.

      The trading market for existing notes could become significantly more limited than the trading market for the existing notes is at present. Therefore, if you do not tender your existing notes in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged existing notes. This reduction in liquidity may in turn increase the volatility of the market price for the existing notes.

Risks Related to our Business and Financial Condition

Our Business is Cyclical and Seasonal.

      Our operations, as well as those of the building materials industry generally, have reflected substantial fluctuations from period to period as a consequence of various factors, including levels of new residential construction, general regional and local economic conditions, prices of commodity wood products, interest rates and the availability of credit, all of which are cyclical in nature. We anticipate that fluctuations from period to period will continue in the future. Because a substantial percentage of our sales are attributable to building professionals, certain of these factors may have a more significant impact on us than on companies more heavily focused on consumers.

      Much of our business is located in the Northeast and Midwest. As a result, our first and fourth quarter results are historically adversely affected by weather patterns in the Northeast and Midwest, which result in seasonal decreases in levels of building and construction activity. The extent of such decreases in activity is a function of the severity of winter conditions.

Our Industry is Highly Competitive.

      The building materials industry is highly competitive. Our building and distribution facilities compete primarily with a large number of local independent lumber yards as well as regional building materials chains, and, to a lesser extent, with national building materials chains and large warehouse and home center retailers, many of which have substantially greater resources than us.

      Consumer sales at many of our sales and distribution facilities have been adversely affected in markets in which a warehouse or home center has been opened. These warehouse and home centers, such as Home Depot and Lowe’s, often have national advertising and marketing resources and carry a wider variety of products than do we. Consumers are also attracted to these centers by their “friendly, flashy” stores and their shopping mall and shopping center locations. Although warehouse and home center retailers historically have focused their sales efforts on consumers, there can be no assurance that they will not in the future intensify their marketing efforts to building professionals. In addition, reduced levels of new residential construction have in the past resulted in intense price competition among building materials suppliers that has at times adversely affected our gross margins.

We Are Substantially Leveraged and Have Pledged All of Our Assets to Our Lenders.

      We are, and following the exchange offer will continue to be, highly leveraged.

      As of September 28, 2002, our total long-term indebtedness was $183.9 million and our stockholders’ equity was $26.5 million.

      Our substantial indebtedness and high level of fixed charges could have important consequences, including; (i) a substantial portion of our cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) our level of indebtedness could limit our flexibility in reacting to changes in our industry and economic conditions generally. Moreover, we are more leveraged than certain of our competitors, which may place us at a competitive disadvantage.

      Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness depends on our financial and operating performance, which, in turn, is subject to prevailing industry and economic conditions and to financial, business and other factors beyond our control. There can be no assurance that our operating results will continue to be sufficient for payment of our indebtedness.

      All of our indebtedness under our revolving credit facility is secured by a pledge of all of our accounts receivable, inventory, general intangibles, certain machinery and equipment and a lien on substantially all of our real estate assets. Following the exchange offer, it is unlikely that we will be able to secure additional assets in order to obtain financing, and impossible to predict whether we will be able to obtain additional financing on terms we deem favorable to us.

Following a Successful Consent Solicitation, We Will Still Be Subject to the Restrictive Covenants of Our Revolving Credit Agreement and of the New Indenture.

      Following a successful consent solicitation, the existing indenture will be amended to remove many of its restrictive covenants.

      However, our revolving credit facility imposes and the new indenture will impose significant restrictions that affect, among other things, our ability to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments and otherwise enter into certain transactions outside the ordinary course of business. The revolving credit facility also requires us to maintain specified financial ratios and meet certain financial tests. In connection with the revolving credit facility, we granted the lenders thereunder a first priority lien on our inventory, accounts receivable, general intangibles and certain machinery and equipment. Although we are currently in compliance with covenants and restrictions contained in the revolving credit facility, and we expect to be in compliance with the restrictive covenants contained in the new indenture upon completion of the exchange offer, our ability to continue to comply may be affected by events beyond our control. We anticipate that we may need to obtain modifications of certain of these covenants and restrictions to remain in compliance in the future. There can be no assurance that we will be able to obtain such modifications. The breach of any of these covenants or restrictions could result in a default under the revolving credit facility and the new indenture. In the event of any such default, the lenders under the revolving credit facility and/or holders of the new notes could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable. Our revolving credit facility lenders may also cease making additional revolving credit loans. If we are unable to repay such amounts, the lenders and/or noteholders could foreclose upon our assets.

We Have a History of Net Losses.

      We experienced a net loss of approximately $362,000 for the nine months ended September 28, 2002, and a net loss of $7.1 million for the year ended December 29, 2001. We have experienced a net loss in three of the past five years.

      Our operating performance is subject to industry, economic and other factors beyond our control. There can be no assurance that we will be able to maintain or improve our current operating performance.

We Have Exposure to Losses from Pending Litigation.

      We are one of many defendants in two class action suits filed in August 1996 by approximately 200 claimants for unspecified damages as a result of health problems claimed by our customer, claimed to have been caused by inhalation of silica dust, a byproduct of concrete and mortar mix, which we acquired from a cement plant with which we have no connection other than as a customer making purchases for resale.

      We are also one of many defendants in approximately 547 actions, each of which seeks unspecified damages, in various state courts against manufacturers and building material retailers by individuals who claim to have suffered injuries from products containing asbestos. Since 1993, we have settled 190 similar actions for insignificant amounts, and another 293 of these actions have been dismissed. We are aggressively defending these actions, but there can be no assurance that these actions will not have a material adverse effect on us.

      We are also involved in various other legal proceedings which are incidental to the conduct of our business. Certain of these proceedings involve potential damages for which our insurance coverage may be unavailable.

Our Chairman and Chief Executive Officer is Also the Chairman, President and Chief Executive Officer of Our Largest Stockholder.

      J. Steven Wilson beneficially owns approximately 57.2% of the outstanding shares of common stock of Riverside Group, Inc., a public company that owns approximately 34.5% of the outstanding shares of our common stock. Mr. Wilson is Chairman, President and Chief Executive Officer of Riverside and Chairman and Chief Executive Officer of Wickes.

      Mr. Wilson and Frederick H. Schultz are directors of each of Riverside and Wickes. There is a significant risk that Riverside will influence us, either as a stockholder or through Messrs. Wilson and Schultz. Though fiduciary obligations require that Messrs. Wilson and Schultz recuse themselves in the discussion and vote on matters involving Riverside, both we and our board of directors may be otherwise influenced by Riverside’s ownership of our common stock and the prominent position Riverside’s Chairman plays in our business.

We Have Potential Conflicts of Interest with Riverside.

      We and Messrs. Wilson and Schultz, through their aggregate 62.6% ownership of Riverside’s voting securities, may have conflicts of interest with respect to certain transactions affecting us, such as business dealings between us and Riverside, acquisition opportunities, the issuance of additional of our securities and other matters involving conflicts which cannot be foreseen. Our revolving credit facility requires that transactions between us and our affiliates (including Mr. Wilson and Riverside) be on an arms’-length basis. Since 1993, we have engaged in a variety of transactions with Riverside and its affiliates, including (i) the reimbursement by us and Riverside to each other for services provided by employees of the other and the reimbursement by us for use of an aircraft owned by an affiliate of Mr. Wilson, (ii) the sale of insurance and mortgage products by Riverside to and through our customers and the reimbursement by us of certain related costs, (iii) the receipt by Riverside of commissions with respect to premiums paid by us for certain basic insurance coverages, (iv) the issuance in June 1996 of 2,000,000 shares of Common Stock to Riverside for $10,000,000 in cash, (v) the sale in February 1998 or our internet and utilities marketing operations to Riverside, and (vi) marketing arrangements between us and Riverside with respect to electronic commerce conducted by Riverside on the internet.

USE OF PROCEEDS

      We will not receive any cash proceeds from the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these documents at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices located at 233 Broadway, New York, New York 10279, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available on the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

      We are “incorporating by reference” in this offering memorandum and solicitation of consents the information that we file with the SEC, which means that we are disclosing important information to you by referring you to the documents filed with the SEC containing that information. The information incorporated by reference is an important part of this offering memorandum and solicitation of consents, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the expiration of the exchange offer made by this offering memorandum and solicitation of consents:

•	Our Annual Report on Form 10-K and 10-K/A for the year ended December 29, 2001;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 30, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 29, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 28, 2002;

•	Our Proxy Statement on Schedule 14A for our May 21, 2002 Annual Meeting; and

•	Our Current Reports on Forms 8-K filed with the SEC on October 18, 2002, November 1, 2002, November 6, 2002, December 6, 2002 and December 18, 2002.

      You may request a copy of the above information incorporated by reference and copies of the existing indenture and the proposed forms of supplemental indenture and the new indenture, at no cost, by writing to or calling:

James A. Hopwood
Senior Vice President and Chief Financial Officer
Wickes Inc.
706 North Deerpath Drive
Vernon Hills, Illinois 60061
(847) 367-3400

      You should rely only on the information incorporated by reference or provided in this offering memorandum and solicitation of consents or any supplement to this offering memorandum and solicitation of consents. We have not authorized anyone else to provide you with different information. You should not assume that the information in this offering memorandum and solicitation of consents or any supplement to this offering memorandum and solicitation of consents is accurate as of any date other than the date of this offering memorandum and solicitation of consents or any supplement.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      This offering memorandum and solicitation of consents contains or may incorporate by reference statements that constitute “forward-looking statements”. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” and similar expressions and variations of such words are intended to identify forward-looking statements. Such statements appear in a number of places in this offering memorandum and solicitation of consents and include statements regarding our intent, belief or current expectations with respect to, among other things:

•	the effects of seasonality and cyclicality;

•	the effects of competition;

•	interest rates and our ability to service and comply with the terms of our debt covenants;

•	lumber prices;

•	the success of our operational initiatives; and

•	the outcome of current and future legal proceedings involving us.

      We caution you not to place undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of our future performance and involve risks and uncertainties. Our actual results may differ materially from those projected in this offering memorandum and solicitation of consents, for the reasons, among others, discussed in this offering memorandum and solicitation of consents under the caption “Risk Factors.” In addition to the risks and uncertainties discussed below, our filings with the Securities and Exchange Commission contain additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in our forward-looking statements. You should carefully review the risk factors discussed in this offering memorandum and solicitation of consents and the documents that are incorporated by reference into this offering memorandum and solicitation of consents.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

      The following describes the exchange offer and consent solicitation. While we believe that the following description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. For a more complete understanding of the exchange offer, you should carefully read the entire offering memorandum and the other documents to which we refer. A complete description of the proposed amendments to the existing indenture to be effected by the consent solicitation can be found in the next section of this offering memorandum and solicitation of consents, “The Proposed Amendments.”

      We are offering to exchange our new senior secured notes for any and all of our outstanding existing notes on the terms and subject to the conditions set forth in this offering memorandum and solicitation of consents and in the accompanying letter of transmittal.

Purpose of the Exchange Offer

      We are making the exchange offer to restructure a portion of our long-term debt, thereby improving our debt maturity profile and to give us the flexibility to redeem our debt at a discount.

      The upcoming maturity of the existing notes in December 2003 places great strain on our financial situation and restricts our ability to devote operating income and capital towards the growth of our business. This exchange offer and consent solicitation will offer us the necessary flexibility to develop necessary components of our business that we feel will bring positive results in the future. The removal of many of the restrictive covenants from the existing notes, and the elimination and modification, as the case may be, of those restrictive covenants in the new senior secured notes allows us the freedom and flexibility to respond more quickly to changing market dynamics and execute on business opportunities without having to obtain consents from noteholders. In return for the elimination and modification, as the case may be, of such covenants, holders of the new senior secured notes will receive a senior debt instrument that is secured in place of the unsecured subordinated existing notes, and a substantially higher interest rate for the extended term.

      In addition, under the new indenture, so long as no default or event of default has occurred and is continuing, we will have the option of redeeming the new senior secured notes, together with all accrued and unpaid interest on the new senior secured notes being redeemed prior to maturity at a declining discount starting at 15%. We may redeem the new senior secured notes in this manner at a 15% discount from the issue date through December 15, 2003, and at reduced discounts through June 30, 2005, after which we may redeem any remaining new senior secured notes at par value.

Terms of the Exchange Offer

      Upon the terms and conditions set forth in this offering memorandum and solicitation of consents and in the accompanying letter of transmittal, we will accept for exchange any and all existing notes that are properly tendered on or prior to the expiration date and not withdrawn. The exchange offer is not conditioned upon the valid tender of any minimum aggregate principal amount of existing notes. If you tender existing notes before the exchange offer expires, and we consummate the exchange offer, you will receive $1,000 original principal amount of new senior secured notes for each $1,000 principal amount of existing notes that you tender. You may only participate in the exchange offer in existing note denominations of $1,000 or multiples thereof.

      If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will disseminate additional materials regarding the changes to the exchange offer and extend the exchange offer to the extent required by law.

      You may validly withdraw existing notes that you previously tendered at any time at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You will not be permitted to withdraw existing notes that you previously tendered after the expiration date of the exchange offer unless we have not accepted your existing notes for exchange after the expiration of 40 business days after the date of this offering memorandum and solicitation of consents or laws otherwise require that you be permitted to withdraw existing notes that you have tendered.

Interest

      We will pay interest on the new senior secured notes monthly on the 15th day of each month, or if that day is not a business day, the first business day thereafter, to holders of record at the close of business on the first business day of the month immediately preceding each interest payment date. The new senior secured notes will bear 11 5/8% interest from the date of issuance through December 15, 2003 and at 18% per annum thereafter. Interest at 11 5/8% will be paid currently in cash and the balance will be paid currently in cash to the extent we have excess cash flow, as defined in the new indenture, and will accrue to the extent not paid in cash. The first interest payment will be on March 17, 2003 and consist of (i) the interest on your existing notes at the existing 11 5/8% coupon rate from the last interest payment date through the closing date of the exchange offer and (ii) the interest on your new senior secured notes at the coupon rate applicable to the new senior secured notes from the date immediately following the closing date of the exchange offer through the first interest payment date.

Market Trading and Information Regarding Our Existing Notes

      The existing notes are not listed on a national securities exchange or authorized to be quoted on any inter-dealer quotation system and we believe that informal secondary sales activity for the existing notes is limited and sporadic. While some information is available through private publications regarding the prices at which such secondary sales transactions have been made, these publications generally disclaim the accuracy and reliability of such information. In any event, prices may fluctuate significantly depending on the volume of trading at any particular time.

      We currently do not expect to list the new senior secured notes on any national securities exchange or have them quoted by any inter-dealer quotation system. Like the existing notes, we expect that trading activity in the new senior secured notes will be limited and do not expect a market for trading the new senior secured notes to develop.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange existing notes tendered pursuant to the exchange offer and may terminate, extend or amend the exchange offer and may (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for exchange of existing notes so tendered on or prior to the expiration date, if any of the following conditions has occurred, or the occurrence thereof has not been waived by us in our sole discretion, on or prior to the expiration date:

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer;

•	there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer;

•	the SEC has failed to authorize the new indenture;

•	the trustee of the existing senior notes or the trustee of existing notes shall have objected in any respect to any action taken that could, in our reasonable judgment, adversely affect the consummation of the exchange offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the acceptance of, or exchange for, the existing notes; or

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	a material impairment in the trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions;

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, additional catastrophic terrorist attacks against the United States or its citizens; or

•	in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

      The consummation of the exchange offer is also expressly conditioned on the receipt of consent from our senior lenders. We may or may not receive this consent, and in the event we do not, we will be unable to close the exchange offer. Aside from such receipt, the conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

Expiration Date; Extension; Termination

      The term “expiration date” means 5:00 p.m., New York City time on Wednesday, January 22, 2003. However, if we extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which the exchange offer is extended. As set forth in this offering memorandum and solicitation of consents and in the accompanying letter of transmittal, we will accept for exchange any and all existing notes that are properly tendered on or prior to the expiration date and are not withdrawn as permitted below.

      We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral (confirmed in writing) or written notice to the exchange agent, HSBC Bank USA, and by making public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the exchange offer, all existing notes previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms of the exchange offer, be accepted for purchase by us; provided, however, that any existing notes not accepted for purchase after the expiration of 40 business days from the date of this offering memorandum and solicitation of consents may be withdrawn.

      We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to the exchange offer have been satisfied, subject to applicable law, to:

•	delay the acceptance for exchange of existing notes;

•	terminate the exchange offer prior to the expiration date;

•	extend the expiration date and retain all of the existing notes that have been tendered, subject to the right of the owners thereof to withdraw their tendered existing notes;

•	refuse to accept tendered existing notes and return all existing notes that have been tendered to us; or

•	waive any condition or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer,

with respect to each of the above by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      In our sole discretion, we will decide whether to exercise our right to extend the expiration date for the exchange offer. However, the exchange agreement by which Contrarian Capital Management L.L.C., Highland Capital Management LP and First Honolulu Securities, Inc. have agreed to participate in the exchange offer terminates on February 28, 2003 if the closing of the exchange offer has not been completed, or possibly sooner in the event of a material adverse event affecting the Company. While these noteholders may still participate in the exchange offer even if it closes after February 28, 2003, there can be no assurances that the exchange agreement will be amended or renewed to require their participation. In such case, it is possible these noteholders will not participate in the exchange offer.

      We expressly reserve the right, in our reasonable discretion, to terminate the exchange offer if any of the conditions set forth above under “— Conditions to the Exchange Offer” shall have occurred. Any such termination will be followed promptly by a public announcement. In the event that we terminate the exchange offer, we will give immediate notice thereof to the exchange agent. If the exchange offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your existing notes in connection with the exchange offer, and any existing notes you have tendered that we have not accepted for exchange will be returned promptly to you.

      If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will disseminate additional materials regarding the changes to the exchange offer and extend the exchange offer to the extent required by law.

Appraisal Rights

      You do not have dissenters’ rights or appraisal rights with respect to the exchange offer and consent solicitation.

Solicitation of Consents

      The completion, execution and delivery of a Letter of Transmittal and Consent, or a tender of your existing notes by a DTC participant through ATOP, will be deemed to constitute your consent to the proposed amendments to the existing indenture, unless properly withdrawn in the manner described herein prior to the withdrawal deadline.

Certain Committed Holders

      Contrarian Capital Management L.L.C., Highland Capital Management LP and First Honolulu Securities, Inc. hold a total of $26,086,000 aggregate principal amount, or 40.7%, of existing notes. Each of these holders (including any affiliate holders) has executed binding commitments to participate in the exchange offer, subject to certain limited conditions.

Procedures for Exchanging Existing Notes

      We contemplate that the new senior secured notes will be delivered in book-entry form through DTC. If you have any questions or need assistance in tendering your existing notes, please call D. F. King & Co., Inc., the information agent, whose address and contact details appear in the section entitled “Information Agent” below.

      Only holders of record are authorized to tender their existing notes for exchange. If you wish to tender existing notes in the exchange offer and you are not a participant in DTC, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your existing notes. If you wish to exchange existing notes in the exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering your existing notes, make appropriate arrangements to register the ownership of those existing notes in your name. This may take considerable time and may not be able to be completed before the expiration date of the exchange offer.

Tender of Existing Notes Held Through a Custodian

      If your existing notes are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your existing notes on your behalf. Any beneficial owner of existing notes held of record by DTC or its nominee, through authority granted by DTC, may direct the holder of record to tender on the beneficial owner’s behalf.

Tender of Existing notes Held Through DTC

      To tender existing notes that are held through DTC, you should transmit your acceptance through the ATOP, and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered existing notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

      Holders of existing notes should send letters of transmittal only to the exchange agent and not to us.

      The delivery of existing notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an agent’s message transmitted through ATOP or otherwise, is at the election and risk of the holder tendering those existing notes and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent.

      Except as provided below, unless the existing notes being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent’s message, we may, at our option, treat the tender of the existing notes as defective for purposes of the right to exchange pursuant to the exchange offer. Exchange of the existing notes will be made only against deposit of the tendered existing notes and delivery of all other required documents.

Guaranteed Delivery

      If a registered holder of existing notes desires to tender any existing notes and the existing notes are not immediately available, or time will not permit the holder’s existing notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us. The notice of guaranteed delivery must state the name and address of the holder of the existing notes and the amount of the existing notes tendered, that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Book-Entry Delivery Procedures

      The exchange agent will establish accounts with respect to the existing notes at DTC for purposes of the exchange offer within two business days after the date of this offering memorandum and solicitation of consents, and any financial institution that is a participant in DTC may make book-entry delivery of the existing notes by causing DTC to transfer the existing notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer.

      Although delivery of existing notes may be effected through book-entry into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile of it, with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC does not constitute delivery to the exchange agent.

      The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to as a “book-entry confirmation.”

      “Agent’s message” means a message transmitted by DTC, received by the exchange agent, and made a part of a book-entry confirmation. The message states that DTC has received an express acknowledgement from the person tendering the existing notes that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

Tender of Existing Notes Held in Physical Form

      If you hold existing notes in physical form, to validly tender those existing notes, you should properly complete and validly execute the letter of transmittal (or a manually signed facsimile copy thereof), together with any signature guarantees and any other documents required by the instructions to the letter of transmittal. The letter of transmittal must be received by the exchange agent at its address set forth on the back cover of this offering memorandum and solicitation of consents, and certificates for tendered existing notes must be received by the exchange agent at such address prior to the expiration date.

Signature Guarantees

      Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the

Stock Exchange Medallion Program (each a “Medallion Signature Guarantor”), unless the relevant existing notes are tendered:

•	by a participant in DTC whose name appears on a security position listing as the owner of the existing notes being tendered who has not completed the box entitled “Special Delivery Instructions” or “Special Exchange Instructions” on the letter of transmittal; or

•	for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as “eligible institutions.”

      In any event, the signatures on the letter of transmittal accompanying tendered existing notes must be guaranteed by a Medallion Signature Guarantor if:

•	existing notes are registered in the name of a person other than the signer of the letter of transmittal;

•	existing notes not accepted for exchange, or not tendered for exchange, are to be returned to a person other than the registered owner; or

•	new senior secured notes are to be delivered to, or registered in the name of, a person other than the registered owner of the corresponding existing note.

Determination of Validity

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time or receipt, and acceptance and withdrawal of tendered existing notes. We reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender of any particular existing notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of existing notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any existing notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Backup United States Federal Income Tax Withholding

      To prevent backup federal income tax withholding, you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the applicable Form W-8 or Substitute Form W-9. See “United States Federal Income Tax Consequences.”

Withdrawals of Tenders

      You may validly withdraw existing notes that you tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. In addition, you may withdraw any existing notes that you tender that are not accepted by us for exchange after the expiration of 40 business days from the date of this offering memorandum and solicitation of consents. For a withdrawal of existing notes to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth below under “Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person who tendered the existing notes to be withdrawn;

•	identify the existing notes to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the existing notes into the name of the person withdrawing the tender.

      If you have tendered your existing notes through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of the exchange offer.

      All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any existing notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new senior secured notes will be issued in exchange unless the existing notes so withdrawn are validly retendered. Any existing notes which have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn existing notes may be retendered by following one of the procedures described above under “— Procedures for Exchanging Existing Notes” at any time prior to the expiration date.

Exchange of Existing Notes

      We will issue the new senior secured notes upon the terms of the exchange offer and applicable law in exchange for existing notes tendered in the exchange offer promptly after the expiration date of the exchange offer. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered existing notes or defectively tendered existing notes with respect to which we have waived such defect, if, as and when we give oral (confirmed in writing) or written notice of such waiver to the exchange agent.

      In all cases, credits of new senior secured notes will only be made as soon as practicable after the expiration date of the exchange offer and assuming receipt by the exchange agent of:

•	timely confirmation of a book-entry transfer of the existing notes into the exchange agent’s account at DTC, Euroclear or Clearstream pursuant to the procedures set forth in “— Procedures for Exchanging Existing Notes — Book-Entry Delivery Procedures” above;

•	a properly completed and duly signed letter of transmittal, or facsimile copy, or a properly transmitted agent’s message; and

•	any other documents required by the letter of transmittal.

      If we do not accept any tendered existing notes for exchange pursuant to the exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of the exchange offer, credit such existing notes to the account maintained at DTC from which the tendered existing notes were delivered.

Future Transactions Involving Existing Notes

      We reserve the right, in our sole discretion, to purchase or make offers for any of our existing notes that remain outstanding after the expiration date of the exchange offer. To the extent permitted by applicable law and regulation, we may make these purchases, if any, in the open market, in privately negotiated transactions, or in additional exchange offers. The terms of these purchases, if any, could differ from the terms of the exchange offer. It is possible that future purchases, if any, of existing notes that remain outstanding after the expiration of the exchange offer may be on less or more favorable terms than the terms offered in the exchange offer. We make no promises that we will purchase or make offers for any of the existing notes that remain outstanding after the expiration of the exchange offer. We do not currently contemplate that any circumstances will arise in which we will make any such purchases and, in any event, we may not have the financing to do so.

“Blue Sky” Compliance

      We are making the exchange offer to all holders of outstanding existing notes. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of existing notes be accepted from or on behalf of, the holders of existing notes residing in any such jurisdiction.

Exchange Agent

      HSBC Bank USA has been appointed as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this offering memorandum and solicitation of consents or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at:

HSBC Bank USA
Lower Level
One Hanson Place
Brooklyn, New York 11243
Ref: Issuer Services
Attn: Paulette Shaw
Telephone: (718) 488-4475
Facsimile: (718) 488-4488

      Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Information Agent

      D. F. King & Co., Inc. has been appointed the information agent for the exchange offer. We have agreed to pay D. F. King & Co., Inc. reasonable and customary fees for its services and will reimburse D. F. King & Co., Inc. for its reasonable out-of-pocket expenses. Any questions concerning the procedures of the exchange offer or requests for assistance or additional copies of this offering memorandum and solicitation of consents or the letters of transmittal may be directed to the information agent at:

D. F. King & Co., Inc.
77 Water Street, 20th Floor
New York, New York 10005
Toll-free telephone: (800) 859-8508

Fees and Expenses

      We will bear the expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail. However, where permitted by applicable law, we may make additional solicitations by telegraph, telephone or in person by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

      Owners who tender their existing notes for exchange will not be obligated to pay any transfer taxes. If, however:

•	new senior secured notes are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered existing notes;

•	the existing notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of new senior secured notes for existing notes in connection with the exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

      For financial accounting purposes, we expect to treat the issuance of new senior secured notes in exchange for our existing notes as a modification of the terms of the existing notes. This means that the effects of the exchange offer will be accounted for in future periods and that the carrying amount of the new senior secured notes on our balance sheet after the exchange will remain substantially unchanged from the carrying amount of the existing notes that are tendered in the exchange offer. Additionally, future interest expense on the new senior secured notes will be recorded at a constant effective rate over the remaining term to maturity of the new senior secured notes. The constant effective rate will be approximately 15.4%.

      Other than the optional redemption payment, we expect to treat the future cash payments that we make relative to the new senior secured notes as reductions to the carrying amount of the new senior secured notes until such time as our obligation is repaid in full.

      Legal and other direct costs that we incur in the exchange offer will be charged to expense on our consolidated statement of operations as incurred.

      The financial accounting treatment for the existing notes not exchanged for new senior secured notes will remain the same as the financial accounting treatment we have been using.

United States Income Tax Considerations

      Although not free from doubt, for United States federal income tax purposes, we intend to take the position that neither the exchange of existing notes for new senior secured notes nor the modification of the existing indenture will result in cancellation of indebtedness income to us. There is no assurance, however, that the Internal Revenue Service would not take a contrary position. See “United States Federal Income Tax Consequences – Tax Consequences to Wickes” for a discussion as to the existence of cancellation of indebtedness income to us. If we were required to recognize cancellation of indebtedness income, we believe that our available net operating loss carryovers would exceed the amount of principal eliminated, and therefore we do not anticipate that the exchange of existing notes for new senior secured notes would give rise to a significant federal income tax liability. However, if we were required to recognize cancellation of indebtedness income, our net operating losses would be reduced by reason of such cancellation of indebtedness income. It is possible that the exchange could give rise to liability under state income tax laws. We have not provided a reserve for any such potential liability.

      See “United States Federal Income Tax Consequences” for a discussion of certain material United States federal tax consequences to holders of existing notes acquiring, owning, and disposing of new senior secured notes or retaining their existing notes.

THE PROPOSED AMENDMENTS

      The valid tender of existing notes in accordance with the procedures set forth in “The Exchange Offer and Solicitation of Consents — Procedures for Exchanging Existing Notes” will constitute a consent to the proposed amendments to the existing notes and the existing indenture governing the existing notes.

      The amendments to the existing indenture will be accomplished by execution of a supplemental indenture. The supplemental indenture will become operative when the exchange offer is consummated. Section 9.02 of the existing indenture states that it is not necessary for consenting holders of the existing notes to approve the particular form of any proposed amendment. Rather it will be sufficient if such consent approves the substance of any proposed amendment. Consents validly given under this offering memorandum and solicitation of consents will remain valid and effective and will be treated as consents to the proposed amendments as so modified.

      Set forth below is a brief description of the material differences between the existing indenture and the proposed amendments to be made to the existing indenture. This description is qualified by reference to the proposed form of the supplemental indenture and to the full provisions of the existing indenture, copies of which will be provided free of charge to any holder upon request. See “Incorporation of Documents by Reference.”

      Amendment to “Limitation on Restricted Payments” Covenant. The “Limitation on Restricted Payments” covenant in the existing indenture restricts us and certain of our subsidiaries from, among other things, declaring or paying any dividend or making any distribution with respect to our capital stock or making certain investments, except in certain circumstances including restricted payments up to a specific dollar amount. Under the supplemental indenture, the “Limitation on Restricted Payments” covenant will be deleted in its entirety.

      Amendment to “Corporate Existence” Covenant. The “Corporate Existence” covenant in the existing indenture requires us to preserve and keep in full force our corporate existence and that of our subsidiaries, subject to certain exceptions. Under the supplemental indenture, the “Corporate Existence” covenant is deleted in its entirety.

      Amendment to “Payment of Taxes and Other Claims” Covenant. The “Payment of Taxes and Other Claims” covenant in the existing indenture requires us to pay or discharge (i) all taxes, assessments and governmental charges levied or imposed on us or our subsidiaries and (ii) all lawful claims for labor, materials and supplies that, if not paid, may result in a lien upon our property, before such taxes and claims become delinquent. Under the supplemental indenture, the “Payment of Taxes and Other Claims” covenant is deleted in its entirety.

      Amendment to “Maintenance of Properties and Insurance” Covenant. The “Maintenance of Properties and Insurance” covenant in the existing indenture requires us to maintain our properties in good working order and condition (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements to our properties. The covenant also requires us to carry, for us and our subsidiaries, adequate and reasonable insurance against loss or damage appropriate for our business through customary and reasonable policies with a reputable insurance company or the government of the United States. Under the supplemental indenture, the “Maintenance of Properties and Insurance” covenant is deleted in its entirety.

      Amendment to “SEC Reports” Covenant. The “SEC Reports” covenant requires us to voluntarily file with the SEC and provide the trustee and holders of the existing notes copies of annual and quarterly reports and such other information, documents or other reports which are required by issuers of securities pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, notwithstanding our exemption under the Securities Exchange Act from making such filings. Under the supplemental indenture, the “SEC Reports” covenant is modified to only require filing such reports with the SEC and providing copies of such reports to the trustee and holders if and for so long as we are required to do so by Section 13 or 15(d) of the Securities Exchange Act.

      Amendment to “Limitations on Transactions with Affiliates” Covenant. The “Limitations on Transactions with Affiliates” covenant in the existing indenture prohibits us and certain of our subsidiaries from engaging in transactions with affiliates unless certain conditions are met, subject to certain exceptions. Under the supplemental indenture, the “Limitations on Transactions with Affiliates” covenant will be deleted in its entirety.

      Amendment to “Limitation on Incurrence of Additional Indebtedness” Covenant. The “Limitation on Incurrence of Additional Indebtedness” covenant in the existing indenture restricts us and certain of our subsidiaries from incurring additional indebtedness, except in certain circumstances. Under the supplemental indenture, the “Limitation on Incurrence of Additional Indebtedness” covenant will be deleted in its entirety.

      Amendment to “Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries” Covenant. The “Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant in the existing indenture restricts our and certain of our subsidiaries from, among other things, restricting such subsidiaries’ ability to pay dividends or obligations owing to us, making loans to us and transferring property to us, subject to certain exceptions. Under the supplemental indenture, the “Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant is deleted in its entirety.

      Amendment to “Prohibition on Incurrence of Senior Subordinated Debt” Covenant. The “Prohibition on Incurrence of Senior Subordinated Debt” covenant in the existing indenture prohibits us from incurring indebtedness senior in right of payment to the existing notes and subordinate in right of payment to any other of our indebtedness. Under the supplemental indenture, the “Prohibition on Incurrence of Senior Subordinated Debt” covenant is deleted in its entirety.

      Amendment to “Change of Control” Covenant. The “Change of Control” covenant in the existing indenture requires us to offer to purchase all of the outstanding existing notes at a purchase price equal to 101% of their principal amount plus accrued interest within 30 days following the occurrence of a change of control. Under the supplemental indenture, the “Change of Control” covenant is deleted in its entirety.

      Amendment to “Limitation on Asset Sales” Covenant. The “Limitation on Asset Sales” covenant in the existing indenture restricts us and certain of our subsidiaries from selling assets unless certain conditions are met and restricts our and our subsidiaries’ use of the proceeds from such asset sales. Under the supplemental indenture, the “Limitation on Asset Sales” covenant is deleted in its entirety.

      Amendment to “Limitation on Preferred Stock of Subsidiaries” Covenant. The “Limitation on Preferred Stock of Subsidiaries” covenant in the existing indenture restricts our subsidiaries from issuing preferred stock (other than to us or our wholly-owned subsidiaries) or permit any person (other than us or our wholly-owned subsidiaries) to own any preferred stock of any of our subsidiaries. Under the supplemental indenture, the “Limitation on Preferred Stock of Subsidiaries” is deleted in its entirety.

      Amendment to “When Company May Merge, Etc.” The “When Company May Merge, Etc.” provision sets conditions on when and how we can merge, consolidate, sell all or substantially all of our assets or adopt a plan of liquidation. Under the supplemental indenture, the following requirements relating to any such transaction have been deleted:

•	we are the survivor of such transaction or the surviving entity shall be organized under the laws of the United States and expressly assume all of our obligations under the existing notes and the existing indenture;

•	immediately following the transaction, counting any indebtedness incurred in connection with the transaction, our or the survivor’s net worth is equal to or greater to the net worth prior to the transaction and we or the survivor can incur at least $1 of indebtedness; and

•	immediately following the transaction, counting any indebtedness incurred in connection with the transaction, no default or event of default shall have occurred or be continuing.

      Under the supplemental indenture, definitions of certain terms are deleted and conforming modifications are made to various sections in the existing indenture that relate to the deletion of the provisions described above.

DESCRIPTION OF SENIOR INDEBTEDNESS

      The following is a summary of the terms and conditions of our senior indebtedness and is subject to and qualified in its entirety by reference to the terms of and conditions of the revolving credit agreement governing the indebtedness, the terms and conditions of which are being summarized.

      Fleet Retail Finance as administrative agent on behalf of a group of lenders has provided to us a $251.7 million senior credit facility, the proceeds of which were used to refinance certain of our then existing indebtedness and for operations of our business. Our senior credit facility consists of (a) a $200.0 million revolving credit facility due June 30, 2005, and (b) a $51.7 million term loan due June 30, 2005.

      Availability under our revolving credit facility is subject to a borrowing base. The borrowing base consists of 85% of our eligible accounts receivable plus 60% of our eligible inventory. We are required to maintain an availability of $25.0 million at any time. Our most recent quarterly financial statement shows an interest coverage ratio of greater than or equal to 1.25 to 1.00 for the four consecutive fiscal quarters ended on the date of such statement. The revolving credit facility requires mandatory prepayments of 100% of the net cash proceeds from the sale of any of our assets outside the ordinary course of business other than real estate. As of December 17, 2002, a balance of $20.6 million was due under our revolving credit facility and our availability thereunder was $51.3 million.

      The term loan was fully funded when made on December 13, 2000. The term loan provides for payment of quarterly installments of principal and has been partially repaid. Remaining payments of quarterly installments of principal are due on the following future dates and in the following amounts: December 31, 2002: $2.3 million; March 31, 2003 through and including December 31, 2004: $3.1 million each; and March 31, 2005: $4.7 million. The term loan requires mandatory prepayments of 80% of the net cash proceeds from the sale of any of our real estate. As of December 17, 2002, a balance of $11.2 million was due under our term loan.

      A commitment fee of 0.38% is payable on the unused amount of the revolving credit facility. Interest on amounts outstanding under the senior credit facility are at a spread of 0.75% above the base rate of Fleet National Bank (4.25% at December 17, 2002) or 2.50% above the applicable LIBOR rate (1.40% at December 17, 2002). Depending upon the Company’s rolling four-quarter interest coverage ratio and unused availability, as defined, amounts outstanding will bear interest at a spread above the base rate from 0.0% to 0.75% or from 2.00% to 2.75% above the applicable LIBOR rate.

      Our senior credit facility contains a number of covenants, including, among others, covenants limiting our ability to incur debt, create liens, make additional capital expenditures, sell assets, modify or alter our governing corporate documents, pay dividends, make investments outside the ordinary course of our business and engage in transactions with our affiliates. Our senior credit facility contains other usual and customary negative and affirmative covenants.

      Our senior credit facility includes as an event of default a “change of control”, which means the acquisition of an interest in our company where the acquiring party beneficially owns 30% of our company, unless at such time Riverside Group, Inc. beneficially owns a greater interest then the acquiring party.

      Our senior credit facility also includes customary events of default, including, without limitation, the failure to pay interest, fees, expenses or principal; the breach of representations, warranties and covenants; our insolvency or bankruptcy; and our default under any other instrument or agreement evidencing any of our other indebtedness.

      We have not obtained the consent of our senior lenders to consummate the exchange offer. Receipt of this consent is an express condition of (i) the exchange offer, which we cannot waive, and (ii) the exchange agreement entered into by and among us and Contrarian Capital Management, L.L.C., Highland Capital Management LP and First Honolulu Securities, Inc. pursuant to which these noteholders have agreed to participate in the exchange offer. We continue to negotiate with our senior lenders in an effort to obtain the requisite consent.

      We have also initiated negotiations with a new senior lender who would replace our existing senior lenders with a replacement credit facility and subsequently consent to the consummation of the exchange offer. There can be no assurances that we will succeed in obtaining a replacement credit facility from the new senior lender on terms that we consider favorable, or that we will succeed in obtaining the consent of our existing senior lenders to the consummation of the exchange offer.

DESCRIPTION OF THE NEW SENIOR SECURED NOTES

      The following discussion is a summary of the material provisions of the new senior secured notes and the indenture governing the new senior secured notes. Since this discussion is a summary, it does not contain all of the information that may be important to you in making your investment decision. Therefore, you should carefully review the terms of the new senior secured notes and the related indenture, which documents you may obtain from us at our address set forth under the heading “Incorporation of Certain Documents by Reference.”

General

      We will issue new senior secured notes due 2005 under an indenture between us and HSBC Bank USA, as trustee. The new senior secured notes will be our general senior obligations and will rank equally with other senior indebtedness and will rank senior to the existing notes, as described below under “Ranking.” We will pay the outstanding principal amount on July 29, 2005. The new senior secured notes will bear interest at a rate of 11 5/8% per year from the date we issue the new senior secured notes through December 15, 2003 and will bear interest at a rate of 18% per year thereafter through July 29, 2005. We will pay interest on the new senior secured notes on the 15th of each month and, on each interest payment date until the maturity date, we will be required to pay in cash a minimum amount of interest of 11 5/8% per year. Once the interest rate increases to 18% per year, the accrued but unpaid portion of the interest, if any, after we have paid the minimum amount of interest of 11 5/8%, will accrue as simple interest payable on the maturity of the new senior secured notes. To the extent we have excess cash flow, we will use the excess cash flow to pay, on a quarterly basis, the accrued but unpaid interest. We will pay an additional 2% interest on any overdue principal and interest (which will not include any interest permitted to be accrued with respect to the additional amount of interest above 11 5/8% per year) to the extent lawful.

Ranking and Collateral

      The new senior secured notes will be our senior obligations and will rank equally with our other senior obligations, including our revolving credit agreement, and will rank senior to the existing notes. The new senior secured notes will be secured by liens on all of our owned real estate and all of our equipment, subject to the priority of our other senior lenders. In such cases, therefore, the new senior secured notes are structurally junior to the lenders holding senior liens up to, in the case of real property, $17.08 million plus 50% of the principal amount of the existing notes outstanding following completion of the exchange offer. This senior lien amount will be reduced from time to time by the greater of the net proceeds received by the senior lenders upon the sale of any real property collateral and 80% of a sold property’s appraised value. In addition, under the proposed agreement between the trustee of the new notes and the proposed new senior lender, the trustee of the new notes may foreclose on collateral for the benefit of holders of the new notes if an event of default under the new indenture is not cured or waived for 90 days following notice to the new senior lender of such default and if the senior lender has not accelerated the senior debt.

      The new senior secured notes will rank senior to our subordinated indebtedness, including the existing notes, to the extent the existing notes remain outstanding after the exchange offer. The new senior secured notes are our obligations exclusively and not of our subsidiaries. Because we conduct certain of our operations through our subsidiaries, our ability to make payments under the new senior secured notes is in part dependent upon our ability to receive cash from our subsidiaries. Our subsidiaries are separate legal entities from us and are not obligated to pay any amounts due on the new senior secured notes. Therefore, your rights are subordinated by law to all liabilities of our subsidiaries.

      As previously disclosed in this Offering Memorandum and Solicitation of Consents, we have not agreed to terms with the new senior lender regarding the replacement credit facility, and there can be no assurances we will do so. Moreover, our existing senior lenders have not consented to the consummation of the exchange offer. There can be no assurances such consent will be obtained.

Optional Redemption

      If we are not in default under the new indenture or the new senior secured notes, we have the option to redeem the principal amount of the new senior secured notes at a discounted rate until June 14, 2005. The rate of the discount will initially be 15%. The amount of the discount decreases each month after December 15, 2003 until May 15, 2005 when there will no longer be any discount.

Notices of Redemption

      We will provide notice of our intention to redeem any of the new senior secured notes at least 30 days, but not more than 60 days, prior to the date of redemption.

      The notices will specify the date of redemption, redemption price and the name and address of the paying agent. In addition, in the case of a partial redemption, we will indicate the aggregate amount of the new senior secured notes to be redeemed and the aggregate principal amount of the new senior secured notes to be outstanding after the partial redemption. Notwithstanding the redemption provisions above, at any time we may repurchase new senior secured notes in the market or in private transactions. Any new senior secured notes we repurchase we will cancel.

Mandatory Amortization

      On each occasion that we sell any real property that secures the new senior secured notes, we will prepay the new senior secured notes at the then-effective optional redemption price, on the next succeeding interest payment date, an amount equal to the net cash proceeds from such sale, less amounts required to be paid to holders of any senior security interest on such real property, but not less than an amount equal to 20% of the property’s appraised value, as set forth in the new indenture. These mandatory prepayments may be offset, without double counting, by the aggregate principal amount of new senior secured notes optionally redeemed to the date of such sale. On the first interest payment date, we will prepay new senior secured notes at the then effective optional redemption price in the amount of $4.98 million.

Payments and Paying Agent

      We will make all payments on the new senior secured notes in United States legal tender or by check drawn in United States dollars. The trustee shall serve as the initial paying agent. We will make payments of any principal upon the surrender of the new senior secured notes at a designated office located in New York, New York. Holders of the new senior secured notes as of an interest record date will receive payments of interest.

Events of Default

      An event of default is any of the following events:

•	our failure to pay any installment of interest on the new senior secured notes for more than 30 days after the payment is due;

•	our failure to pay any principal on the new senior secured notes when due at maturity, redemption or otherwise;

•	our failure to comply with any covenant or agreement contained in the new senior secured notes or the related new indenture for a period of 30 days after we receive appropriate written notice;

•	our failure to pay any of our indebtedness at maturity or the acceleration of any of our indebtedness, which acceleration has not been rescinded within 10 days after we receive notice of acceleration, in the aggregate of $5 million or more;

•	one or more judgments in an aggregate amount in excess of $5 million rendered against us, which are not covered by insurance and remain undischarged or unstayed for 60 days after the judgment has become final and non-appealable; or

•	a bankruptcy, insolvency or reorganization by us or our subsidiaries.

      Upon an event of default, the trustee, or holders of 25% of aggregate principal amount of the new senior secured notes, may accelerate all payments due on the new senior secured notes. However, holders of a majority of the aggregate principal amount of the new senior secured notes may waive, on behalf of all holders of the new senior secured notes, any default by us. However, these majority holders may not waive any default caused by our non-payment of principal or interest that we have not yet cured. In addition, these holders cannot waive any default regarding any provision that cannot be modified without the consent of each holder of the new senior secured notes affected.

      The holders of a majority in principal amount of the new senior secured notes by notice to the trustee may rescind an acceleration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing events of default, other than the non-payment of the principal and interest on the new senior secured notes which have become due solely by such declaration of acceleration, have been cured or waived, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an event of default due to a bankruptcy, insolvency or reorganization by us or our subsidiaries, the trustee shall have received an officers’ certificate from us and an opinion of our legal counsel that the default has been cured or waived.

      The trustee is not required to exercise any rights or powers under the new indenture unless the holders of the new senior secured notes provide the trustee with reasonable security or indemnification. The holders of a majority in aggregate principal amount of the new senior secured notes have the right to select the time, method and place for exercising any trust or power conferred on the trustee.

Amendment and Supplements

      The new indenture permits us and the trustee to enter into a supplemental indenture for some limited purposes without your consent. For all other purposes, we need the consent of at least a majority of the aggregate principal amount of the new senior secured notes outstanding to amend or supplement the indenture or to modify the rights of the holders or waive our compliance with any provision of the indenture or the new senior secured notes. However, no amendment, supplement, modification or waiver may, without the consent of each holder affected:

•	reduce the principal percentage amount of the new senior secured notes required for any amendment, supplemental indenture or waiver provided for in the indenture;

•	reduce or change the principal of the new senior secured notes;

•	reduce the rate of or change the time for payment of interest, including defaulted interest, on any new senior secured notes;

•	change the stated maturity of the new senior secured notes;

•	reduce or change the date on which the new senior secured notes may be subject to redemption or repurchase or reduce the redemption repurchase price of the new senior secured notes;

•	change the currency used for payment; or

•	change the right of a holder the new senior secured notes to receive payment of principal or interest or to bring suit to enforce payment, permitting holders of a majority in aggregate principal amount of the new senior secured notes to waive defaults, other than defaults with respect to payment of principal or interest on the new senior secured notes, or relating to certain amendments of the new indenture.

Covenants

      Set forth below is a brief description of the covenants contained in the new indenture. This description is qualified by reference to the full provisions of the form of the new indenture, copies of which will be provided free of charge to any holder upon request. See “Incorporation of Certain Documents by Reference.”

Payment of Securities	Requires us to pay principal and interest on the new senior secured notes.

Maintenance of Office or Agency	Requires us to maintain an office or agency in the Borough of Manhattan, in the City of New York.

Limitation on Restricted Payments	Restricts us and certain of our subsidiaries from, among other things, declaring or paying any dividend or making any distribution with respect to our capital stock or making certain investments if, after giving effect to the payment, (i) a default or event of default occurs or is continuing or (ii) the ratio of Indebtedness to Consolidated Net Worth (as such terms are defined in the new indenture) exceeds 6 to 1. Notwithstanding the foregoing, restrictions on restricted payments do not apply in certain circumstances including restricted payments up to a specific dollar amount and the repurchase of the existing notes on or prior to their maturity date.

Corporate Existence	Requires us to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate or other existence and the corporate or other existence of each of our subsidiaries; provided, however, that we shall not be required to preserve any material right or franchise if our or any of our subsidiaries’ boards of directors or other equivalent governing body shall determine that the preservation thereof is no longer desirable in the conduct of our or any of our subsidiaries’ business.

Payment of Taxes and Other Claims	We are required to pay or discharge all taxes, assessments and government charges of ours and our subsidiaries before they become delinquent and all lawful claims for labor, materials and supplies that if unpaid would by law become a lien.

Maintenance of Properties and Insurance	Requires us to maintain our properties in good working order and condition (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements to our properties and requires us to carry, for us and our subsidiaries, adequate and reasonable insurance against loss or damage appropriate for our business through customary and reasonable policies with a reputable insurance company or the government of the United States.

Compliance Certificate; Notice of Default	Requires us to (i) deliver to the trustee an officer’s certificate regarding the fulfillment of our obligations under the indenture, (ii) deliver to the trustee annual audited financial statements accompanied by the independent auditor’s written report, and (iii) notify the trustee of any event of default, exercise of any remedy by a holder of notes with respect to a claimed default under the indenture or exercise of any remedy by a trustee or holder of any other evidence of indebtedness.

Compliance with Laws	Requires us and our subsidiaries to comply with all applicable statutes, rules, regulations, orders and restrictions with respect to the conduct of their businesses and in the ownership of our and our subsidiaries’ respective businesses and properties.

SEC Reports; TIA Compliance	Requires us to deliver to you and the trustee, within 15 days of the due date, the annual and quarterly reports we are required to file with the SEC and to comply with all applicable provision of the Trust Indenture Act of 1939, as amended.

Waiver of Stay, Extension or Usury Laws	Prevents us from taking advantage of any stay or extension law or any usury law or other law that would prohibit or forgive us from paying the principal of or interest on the notes.

Limitations on Transactions with Affiliates	Prohibits us and certain of our subsidiaries from engaging in transactions with affiliates unless the disinterested members of our Board of Directors determine that terms of the transaction are no less favorable than what we would have negotiated in a comparable transaction with an unaffiliated party (arm’s length basis) and certain other conditions are met, including obtaining a fairness opinion from an investment banking firm for transactions with a value greater than $5,000,000, subject to certain exceptions.

Limitation on Incurrence of Additional Indebtedness	Restricts us and certain of our subsidiaries from incurring additional indebtedness, except for Permitted Indebtedness (as defined in the new indenture) and debt incurred when, after giving effect to the new indebtedness (i) no default or event of default shall occur and be continuing and (ii) the ratio of Indebtedness to Consolidated Net Worth (as such terms are defined in the new indenture) is less than 6 to 1.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries	Restricts our and our subsidiaries’ ability to restrict and encumber our subsidiaries’ ability to pay dividends or obligations owing to us, making loans to us and transferring property to us, subject to certain exceptions.

Change of Control	Requires us to offer to purchase all of the outstanding new senior secured notes at a purchase price equal to the then effective optional redemption price of the new senior secured notes plus accrued interest within 30 days following the occurrence of a change of control.

Asset Sales	Restricts us and certain of our subsidiaries from selling assets, other than real estate, unless certain conditions are met and restricts our and our subsidiaries’ use of the proceeds from such asset sales. Specifically, we may not complete an Asset Sale (as defined in the new indenture) unless (i) we receive fair market value for the asset or assets to be sold, (ii) at least 85% of the consideration (excluding assumed indebtedness) received by us is in the form of cash or cash equivalents and (iii) upon receipt of the consideration from the sale, we apply the proceeds within 180 days to repay permitted indebtedness, reinvest in productive assets or purchase new senior secured notes tendered to us at the then effective optional redemption price, subject to certain exceptions and conditions.

Real Estate Asset Sales; Payment of Proceeds	Restricts our and our subsidiaries’ ability to complete a sale of any of our real estate without payment of the Release Proceeds of such sale to the trustee or replacement of the property with another unencumbered property of equal or greater value. Release Proceeds (as defined in the new indenture) are equal to a cash value of 20% of the fair market value of the property, as set forth in a schedule to the new indenture. The Release Proceeds are to be applied as mandatory prepayments of principal on the new senior secured notes at the then-effective optional redemption price.

Merger, Consolidation or Sale

      The new indenture also sets conditions on when and how we can merge, consolidate, sell all or substantially all of our assets or adopt a plan of liquidation. Under the new indenture, the following requirements relating to any such transaction must be met:

•	we are the survivor of such transaction or the surviving entity shall be organized under the laws of the United States and expressly assume all of our obligations under the new notes and the new indenture;

•	immediately following the transaction, counting any indebtedness incurred in connection with the transaction, our or the survivor’s net worth is equal to or greater to the net worth prior to the transaction, less any amounts then permitted to be paid as a restricted payments, and we or the survivor can incur at least $1 of indebtedness; and

•	immediately following the transaction, counting any indebtedness incurred in connection with the transaction, no default or event of default shall have occurred or be continuing.

      Upon a merger, consolidation, sale of substantially all of our assets or adoption of a plan of liquidation, we will be obligated to provide the trustee with an officer’s certificate and opinion of counsel stating that such merger, consolidation or transfer complies with the new indenture, that the surviving party agrees to be bound thereby, and that conditions precedent in the new indenture relating to such transaction have been satisfied.

Replacement of New Senior Secured Notes

      We will replace new senior secured notes that are mutilated, destroyed, stolen or lost upon delivery to the trustee of the new senior secured notes or evidence of their destruction, theft or loss satisfactory to us and the trustee. In the case of destroyed, stolen or lost new senior secured notes, you will need to indemnify us and the trustee before we will replace the new senior secured notes. You will pay any costs associated with the replacement of a new senior secured notes.

Governing Law

      The new senior secured notes and the related new indenture shall be governed by and construed in accordance with the laws of the state of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflict of laws.

DESCRIPTION OF THE COLLATERAL

      The new senior secured notes are secured by mortgages or deeds of trust on all of our owned sales and distribution facilities and liens on all of our equipment. As of September 28, 2002 our 90 sales and distribution facilities are located in 21 states, with 63 in the Midwest, 15 in the Northeast and 12 in the South. When combined with our 22 component manufacturing operations, we operate in 22 states. See “Item 1. Business — Markets” of our Annual Report on Form 10-K for the fiscal year ended December 29, 2001. We believe that our facilities generally are in good condition and will meet our needs in the foreseeable future.

      Our conventional markets sales and distribution centers generally consist of a showroom averaging 9,600 square feet and covered storage averaging 38,400 square feet. Our sales and distribution facilities located in major markets tend to be more specialized. Our sales and distribution facilities are situated on properties ranging from 1.0 to 28.2 acres and averaging 9.3 acres. We also operate 18 stand-alone component manufacturing facilities, which have an average of 40,300 square feet under roof on 6.9 acres.

      As of September 28, 2002, we own 74 of the sites on which our sales and distribution facilities are located. The remaining 16 sites are leased. In addition to our sales and distribution facilities, we operate 15 stand-alone component manufacturing plants, 12 of which are owned sites and 3 of which are on leased sites. Eight additional plants are located on sales and distribution facility sites. All of the owned properties are pledged as collateral under our senior credit agreement. The claim of holders of the new senior secured notes will therefore be junior to the claims of our senior lenders on the collateral.

      We lease our corporate headquarters, a portion of which is subleased, located at 706 North Deerpath Drive in Vernon Hills, Illinois. The lease on our corporate headquarters is not included in the collateral securing the new senior secured notes.

      Our owned real estate was recently appraised for the benefit of our senior lenders for a total of approximately $89 million. The portion of our owned real estate associated with the operations sold to Lanoga Corporation in December 2002 has an appraised value of approximately $24 million. See “Summary — Recent Developments.” Therefore, the total appraised value of the collateral securing the new senior secured notes is approximately $65 million.

      Eleven of our sales and distribution facilities are currently owned by one of our subsidiaries. Prior to closing the exchange offer, the subsidiary will transfer these properties to us.

COMPARISON OF RIGHTS BETWEEN THE EXISTING NOTES AND THE NEW SENIOR SECURED NOTES

      The following describes the material differences between the rights of holders of the existing notes and holders of the new senior secured notes. While we believe that the description covers the material differences between these securities, this summary may not contain all of the information that is important to you. You should carefully read this entire offering memorandum, the new indenture, the existing indenture and the other documents we refer to for a more complete understanding of the differences between being a holder of existing notes and being a holder of the new senior secured notes.

Governing Document

      As a holder of existing notes, your rights currently are set forth in, and you may enforce your rights under, the existing indenture. After completion of the exchange offer, holders of new senior secured notes will have their rights set forth in, and may enforce their rights under, the new indenture governing the new senior secured notes.

Collateral

      The existing notes are not “secured” or “collateralized” by any assets, while the new senior secured notes are secured by all of our owned real estate and all of our equipment.

Payments

      The existing notes entitle you to receive regular interest payments from us at a rate of 11 5/8% per annum, payable each June 15 and December 15, and to receive, at maturity on December 15, 2003, the return of your principal.

      We will pay interest on the new senior secured notes on the 15th of each month and, on each interest payment date until the maturity date of July 29, 2005, we will be required to pay in cash a minimum amount of interest of 11 5/8% per year. Once the interest rate increases to 18% per year (as of December 16, 2003), the accrued but unpaid portion of the interest, if any, after we have paid the minimum amount of interest of 11 5/8%, will accrue as simple interest payable on the maturity date of the new senior secured notes. To the extent we have excess cash flow, we will use the excess cash flow to pay, on a quarterly basis, the accrued but unpaid interest.

Ranking

      The existing notes are our unsecured subordinated obligations, subordinated to our existing and future senior indebtedness, including the new senior secured notes, and rank on a parity to our unsecured senior subordinated indebtedness and senior to our subordinated indebtedness. The new senior secured notes will be our senior obligations and will rank equally with our other senior obligations, including our revolving credit agreement, and will rank senior to the existing notes, to the extent the existing notes remain outstanding after the exchange offer, and other senior subordinated and subordinated indebtedness. The new senior secured notes will be secured by liens on all of our owned real estate and all of our equipment, subject to the priority of our other senior lenders. Therefore, the new senior secured notes are structurally junior to the lenders holding senior liens to the extent of the value of such assets.

Optional Redemption

      As of December 15, 2002, we may redeem the existing notes at our option at any time prior to maturity at a price of 100% of principal amount.

      If we are not in default under the new indenture or the new senior secured notes, we have the option to redeem the principal amount of the new senior secured notes at a discounted rate until the maturity date. The rate of the discount will initially be 15%. The amount of the discount decreases each month after December 15, 2003 until May 15, 2005 when there will no longer be any discount.

Mandatory Amortization

      On each occasion that we sell any real property that secures the new senior secured notes, we will prepay the new senior secured notes at the then-effective optional redemption price, on the next succeeding interest payment date, an amount equal to the net cash proceeds from such sale, less amounts required to be paid to holders of any senior security interest on such real property, but not less than an amount equal to 20% of the property’s appraised value, as set forth in the new indenture. These mandatory prepayments may be offset, without double counting, by the aggregate principal amount of new senior secured notes optionally redeemed to the date of such sale.

Defaults

      The existing indenture governing the existing notes contains numerous “events of default.” For example, we would be in default under the existing debenture indenture if we fail to pay principal and interest when due or file for protection under the bankruptcy code. The new indenture governing our new senior secured notes will have the same events of default provisions, except that the failure of any of our subsidiaries to pay the principal of any indebtedness at the stated maturity shall not trigger an event of default under the new indenture.

Covenants

      Whether or not the consent solicitation is successful, both the existing indenture and new indenture will have the following covenants:

Payment of Securities	Requires us to pay principal and interest on the notes.

Maintenance of Office or Agency	Requires us to maintain an office or agency in the Borough of Manhattan, in the City of New York.

Compliance Certificate; Notice of Default	Requires us to (i) deliver to the trustee an officer’s certificate regarding the fulfillment of our obligations under the indenture, (ii) deliver to the trustee annual audited financial statements accompanied by the independent auditor’s written report, and (iii) notify the trustee of any event of default, exercise of any remedy by a holder of notes with respect to a claimed default under the indenture or exercise of any remedy by a trustee or holder of any other evidence of indebtedness.

Compliance with Laws	Requires us and our subsidiaries to comply with all applicable statutes, rules, regulations, orders and restrictions with respect to the conduct of their businesses and in the ownership of our and our subsidiaries’ respective businesses and properties.

SEC Reports; TIA Compliance	Requires us to deliver to you and the trustee, within 15 days of the due date, the annual and quarterly reports we are required to file with the SEC and to comply with all applicable provisions of the Trust Indenture Act of 1939, as amended.

Waiver of Stay, Extension or Usury Laws	Prevents us from taking advantage of any stay or extension law or any usury law or other law that would prohibit or forgive us from paying the principal of or interest on the notes.

Upon a Successful Consent Solicitation

      If the exchange offer is accepted by holders of a majority of the outstanding principal amount of the existing notes, then the consent solicitation will therefore be successful and the existing indenture governing the existing notes will be amended by a supplemental indenture.

      We have obtained binding commitments, subject to certain limited conditions, from Contrarian Capital Management, L.L.C., Highland Capital Management LP and First Honolulu Securities, Inc., who hold an aggregate principal amount of 40.7% of the existing notes, for their participation in the exchange offer. Therefore, holders of only 9.4% of the aggregate principal amount of remaining existing notes need to participate in the exchange offer in order for the consent solicitation to succeed. As a result, the covenants listed and described below will be eliminated from the existing indenture. Section references are to the existing indenture.

Section 4.03	Limitation on Restricted Payments. Restricts us and certain of our subsidiaries from making restricted payments, including (i) certain dividends or distributions with respect to our capital stock, (ii) certain purchases, redemptions, other acquisitions or retirements of capital stock or warrants, rights, or options to purchase our capital stock , (iii) making any principal payment on, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any equal or subordinated indebtedness owed by us, or (iv) investments (other than permitted investments).
Section 4.04	Corporate Existence. Requires us to preserve and keep in full force our corporate existence and that of our subsidiaries, subject to certain exceptions.

Section 4.05	Payment of Taxes and Other Claims. Requires us to pay or discharge (i) all taxes, assessments and governmental charges levied or imposed on us or our subsidiaries and (ii) all lawful claims for labor, materials and supplies that, if not paid, may result in a lien upon our property, before such taxes and claims become delinquent.

Section 4.06	Maintenance of Properties and Insurance. Requires us to maintain our properties in good working order and condition (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements to our properties. The covenant also requires us to carry, for us and our subsidiaries, adequate and reasonable insurance against loss or damage appropriate for our business through customary and reasonable policies with a reputable insurance company or the government of the United States.

Section 4.11	Limitation on Transactions with Affiliates. Restricts our ability and the ability of our subsidiaries to engage in transactions with affiliates.

Section 4.12	Limitation on Incurrence of Additional Indebtedness. Restricts our ability and the ability of our subsidiaries to incur indebtedness.

Section 4.13	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Prevents us from limiting the ability of any subsidiary to (i) pay dividends or make distributions on its capital stock, (ii) make loans or advances to or pay any indebtedness or other obligation owing to us or any of our subsidiaries, or (iii) subject to certain exceptions, transfer its property or assets to us or any of our subsidiaries.

Section 4.14	Prohibition on Incurrence of Senior Subordinated Debt. Prevents us from incurring any Indebtedness that is senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness.

Section 4.15	Change of Control. Requires us to make an offer to purchase the existing notes at 101% of the principal amount thereof upon the occurrence of a defined change of control.

Section 4.16	Limitation on Asset Sales. Restricts us and our subsidiaries from engaging in an asset sale and requires us to make an offer to purchase the existing notes at 100% of the principal amount thereof with the “excess proceeds” of permitted asset sales.

Section 4.17	Limitation on Preferred Stock of Subsidiaries. Restricts the ability of our subsidiaries from issuing any preferred stock other than preferred stock issued to us or a wholly-owned subsidiary.

      In addition, the requirement to file with the SEC and deliver to holders and the trustee SEC reports will be amended so that such requirement will only apply when we are required to file such reports under the Securities Exchange Act of 1934, as amended. Further, the covenant relating to merger, consolidation and sale of assets will be amended to eliminate financial conditions for such transactions.

      The new senior secured notes will be governed by the terms of the new indenture, including the restrictive covenants of the new indenture, which we describe above in “Description of the New Senior Secured Notes.” Following completion of the exchange offer, holders of the unexchanged existing notes will not have the direct benefit of, nor have the power to enforce the covenants of, the new indenture.

Upon an Unsuccessful Consent Solicitation

      If the exchange offer is not accepted by holders of a majority of the outstanding principal amount of the existing notes, then the consent solicitation will not be successful and the existing indenture governing the existing notes will not be amended. All of the restrictive covenants listed and described above under “Upon a Successful Consent Solicitation” and other terms governing the existing notes will remain in force for the benefit of the unexchanged existing notes remaining outstanding following completion of the exchange offer. The new senior secured notes will be governed by the terms of the new indenture, including the restrictive covenants in the new indenture, which we describe above in “Description of the New Senior Secured Notes.” The following table briefly illustrates the material differences between the restrictive covenants governing both the existing notes the new senior secured notes. Capitalized terms have the meaning ascribed to such terms in the appropriate indenture. The following covenants are substantially identical in both the existing indenture and the new indenture: Corporate Existence, Payment of Taxes and Other Claims and Maintenance of Properties and Insurance.

Covenant	New Indenture	Existing Indenture

Payment of Securities	Trustee to deliver notice on or prior to 45 days from end of each quarter to determine Excess Cash Flow available for cash interest payment above required 11 5/8% required cash payment.	All interest is paid in cash, no portion depends on excess cash flow.
Limitation on Restricted Payments	Restricted Payments may not be made if, among other factors, the ratio of Indebtedness to Consolidated Net Worth exceeds 6 to 1.	Restricted Payments may not be made if, among other factors, the Company is not able to incur at least $1 of additional Indebtedness (other than Permitted Indebtedness), or aggregate Restricted Payments made to date exceed the sum of 50% of the cumulative Consolidated Net Income (as defined in the existing indenture) of the Company from the Issue Date plus 100% of the aggregate net proceeds from the Issue Date from the sale of common stock.
SEC Reports	Requires filing of SEC reports and furnishing copies to the trustee and holders only when required to do so by Sections 13 or 15(d) of the Securities Exchange Act.	Requires filing of SEC reports and furnishing copies to the trustee and holders indefinitely even if reporting is not required by Securities Exchange Act.

Covenant	New Indenture	Existing Indenture

Limitation on Transactions with Affiliates	Exceptions listed in Existing Indenture eliminated.	Exceptions to covenant for ordinary course transactions with Visador Company (so long as transactions are approved at least annually by the Board of Directors) and reasonable and customary investment banking, financial advisory, etc. fees or any obligations under any stockholders agreement in effect on the Issue Date.
Limitation on Incurrence of Additional Indebtedness	Company may incur additional Indebtedness if, among other things, the ratio of Indebtedness to Consolidated Net Worth is less than 6 to 1.	Company may incur additional Indebtedness if, among other things, the Consolidated Fixed Charge Ratio is greater than 2 to 1.
Prohibition on the Incurrence of Senior Subordinated Debt	Covenant deleted.	Company shall not incur any Indebtedness that is senior to the existing notes but subordinate to any other Indebtedness.
Change of Control	Upon Change of Control, Company must offer to purchase new senior secured notes at the then effective optional redemption price (ranges from 85% to 100%, depending on date) plus accrued interest, if any.	Upon Change of Control, Company must offer to purchase existing notes at 101% plus accrued interest, if any.
Limitation on Asset Sales	Real Estate Asset Sales excluded from covenant. No exceptions from minimum 85% cash proceeds requirement. Proceeds to be committed and applied within 180 days. Proceeds to repay debt can be used to repay revolving credit agreement or other Indebtedness secured by real estate. Proceeds permitted to be used for repurchasing new senior secured notes at the then effective optional redemption price.	Asset Sales involving stores held for sale or resale are excepted from 85% cash requirement as long as the total value of such sales does not exceed 5% of the Company’s Total Assets. Proceeds to be committed within 270 days, applied within 360 days. Proceeds to repay debt must be applied to revolving credit agreement. Proceeds may be used to purchase existing notes at a price of 100% of the principal amount of such notes.
Limitation on Preferred Stock of Subsidiaries	Covenant deleted.	Subsidiaries of the Company will not issue any preferred stock.
Real Estate Asset Sales; Payment of Proceeds	Release Proceeds of real estate sale or unencumbered replacement property of equal or greater value must be provided to the trustee. Release Proceeds are equal to a cash value of 20% of the fair market value of the property, as set forth in a schedule to the new indenture. The Release Proceeds are to be applied as mandatory prepayments of principal on the new senior secured notes at the then-effective optional redemption price.	Does not exist.

Merger, Consolidation or Sale

      The existing indenture imposes certain legal and financial conditions on our ability to consummate a merger or consolidation or to sell substantially all of our assets, which are also contained in the new indenture. These provisions will be eliminated in the existing indenture if the exchange offer and the consent solicitation are accepted by the holders of a majority of the outstanding principal amount of the existing notes; provided, however, that under both the existing and new indenture we will be obligated under section 5.01(a) to provide the trustee with an officer’s certificate and opinion of counsel stating that such merger, consolidation or transfer complies with the indenture, that the surviving party agrees to be bound thereby, and that conditions precedent in the indenture relating to such transaction have been satisfied.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following discussion summarizes certain material United States federal income tax consequences to the holders of existing notes acquiring, owning and disposing of new senior secured notes or retaining their existing notes that are not subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Tax Code”). This discussion is based upon existing statutes, as well as judicial and administrative interpretations thereof, all of which are subject to change, including changes which may be retroactive. Moreover, substantial uncertainties exist with respect to various federal income tax consequences of the exchange offer. We will not request a ruling from the Internal Revenue Service (“IRS”) on any tax issue connected with the exchange offer. Accordingly, we can give no assurance that the IRS will not challenge any of the tax positions described herein or that, if made, such a challenge will not be successful. The discussion below does not address the foreign, state or local tax consequences of the exchange offer, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities or currencies, pass-through entities, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, taxpayers subject to the alternative minimum tax, persons that hold the existing notes as part of an integrated investment (including a “straddle”) consisting of the existing notes and one or more other positions, foreign corporations, foreign partnerships, foreign trusts, foreign estates, persons who, for federal income tax purposes, are not citizens or residents of the United States, or persons whose functional currency is other than the United States dollar). In addition, the discussion is generally limited to the United States federal income tax consequences to the existing holders and the initial holders of the new senior secured notes. It also does not describe any estate tax or gift tax consequences.

      Holders of the existing notes are urged to consult their tax advisors as to the specific tax consequences to them of the transactions we describe in this offering memorandum and solicitation of consents, including the applicable federal, state, local and foreign tax consequences of such transactions in their particular circumstances.

Tax Consequences of the Exchange Offer

      If a holder elects to participate in the exchange offer, a holder will receive new senior secured notes in exchange for its existing notes.

      The federal income tax consequences of the exchange offer depend, in part, on whether the existing notes and the new senior secured notes constitute “securities” for federal income tax purposes. The term “security” is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a “security” depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a maturity at issuance of ten years or more constitute securities. The maturity term of the new senior secured notes is less than five years, accordingly the following discussion assumes that the new senior secured notes will not constitute “securities” for federal income tax purposes. In addition, the following discussion assumes that the new senior secured notes are indebtedness for federal income tax purposes.

Gain or Loss — In General

      In general, the exchange of existing notes for new senior secured notes will not constitute a “recapitalization” for federal income tax purposes. Accordingly, a tendering holder will recognize gain or loss in an amount equal to the difference between the tendering holder’s adjusted tax basis in the existing notes and the issue price (determined as described below) of the new senior secured notes received in exchange therefor. The tendering holder’s holding period in the new senior secured notes would begin the day after the exchange took place, and the tendering holder’s basis in the new senior secured notes would equal the issue price thereof.

      Where gain or loss is recognized by a tendering holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the tendering holder, whether the existing notes constitute capital assets in the hands of the tendering holder and how long they have been held, whether any amount of the payment received by the tendering holder is received in satisfaction of accrued interest during its holding period, whether the existing notes were acquired at a market discount and whether and to what extent the tendering holder had previously claimed a bad debt deduction. Any capital gain or loss recognized by a tendering holder would be long-term capital gain or loss if the tendering holder’s holding period for the existing notes exceeded one year. Generally, gain realized on net long term capital gains is subject to a preferential tax rate for certain taxpayers (including individuals). A tendering holder who purchased existing notes from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the tendering holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such existing notes (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such existing notes as of the date of the exchange.

      For a discussion of the determination of the “issue price” of a new senior secured note see below “Tax Consequences of Ownership and Disposition of the New Senior Secured Notes — Interest and Original Issue Discount.”

Tax Consequences of Ownership and Disposition of the New Senior Secured Notes

Interest and Original Issue Discount

      The new senior secured notes provide for a monthly accrual and payment of interest at a rate of 11 5/8 per annum through December 15, 2003. From December 16, 2003 and thereafter the new senior secured notes provide for an interest rate of 18% with a monthly mandatory cash payment of interest at a rate of 11 5/8% per annum. For as long as the new senior secured notes remain outstanding the interest payment of 11 5/8% per annum will be qualified stated interest (defined below) and generally will be includable in income by a holder as ordinary income in accordance with the holder’s regular method of accounting.

      In addition, a holder of a new senior secured note will be required to recognize imputed interest as ordinary income on a constant interest method to the extent that a new senior secured note is treated as issued with OID. In general, a debt instrument is treated as having original issue discount (“OID”) to the extent its “stated redemption price at maturity” exceeds its “issue price” (other than by a de minimis amount).

      For purposes of calculating OID the new senior secured notes will be treated as if they will be redeemed as of December 15, 2003. To the extent the new senior secured notes are not redeemed prior to December 16, 2003, for purposes of calculating OID for the remainder of the new senior secured notes’ term, the new senior secured notes will be deemed retired and reissued on December 16, 2003 for an amount equal to the adjusted issue price of the new senior secured notes on the date of the deemed exchange. The adjusted issue price on such date will equal the principal amount of the new senior secured notes (the new senior secured notes which are deemed retired and reissued prior to December 16, 2003 are referred to herein as “the deemed reissued notes”, and the new senior secured notes and the deemed reissued notes are referred to collectively as the “new notes”).

      The “issue price” of a new senior secured note will depend upon whether the new senior secured notes are traded on an “established securities market” during the sixty day period ending thirty days after the consummation of the exchange offer. Pursuant to applicable Treasury Regulations, an “established securities market” includes, among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or (ii) that price quotations for such notes are readily available from dealers, brokers or traders. If the new senior secured notes are traded on an established securities market the “issue price” of the new senior secured notes will be their fair market value on the exchange date. If the new senior secured notes are not traded on an established securities market but a significant portion of the existing notes exchanged for new senior secured notes were so traded, the issue price would be the fair market value of the existing notes. Otherwise, the issue price of the new senior secured notes will be their principal amount.

      Although not free from doubt, we intend to take the position, and the following discussion assumes, that neither the existing notes nor the new senior secured notes are traded on an established securities market. Accordingly, the issue price of the new senior secured notes will be their principal amount. There is no assurance, however, that the IRS would not take a contrary position. Holders of existing notes are urged to consult their tax advisors as to whether either the existing notes or the new senior secured notes are traded on an established securities market.

      The issue price of the deemed reissued notes will be the adjusted issue price of the new senior secured notes on the date of the deemed exchange; such amount will equal the principal amount of the new senior secured notes.

      The “stated redemption price at maturity” of a debt instrument is the sum of all payments to be made on the debt instrument, except for payments of stated interest that is unconditionally payable at least annually in cash or other property (“Qualified Stated Interest” or “QSI”). The new senior secured notes provide for QSI and accordingly the stated redemption price at maturity of the new senior secured notes will be their principal amount. The deemed reissued notes also provide for QSI. However, the deemed reissued notes will bear additional interest (i.e., the 6 3/8% additional accrual of monthly interest), which will not qualify as QSI. Accordingly, the deemed reissued notes will have OID and the stated redemption price at maturity of the deemed reissued notes will be the sum of all of the interest payments, other than those which qualify as QSI (i.e., the 11 5/8% current pay payment), and the principal payment.

      To the extent the deemed reissued notes are treated as issued with OID (other than by a de minimis amount), each holder generally will be required to accrue OID in respect of such notes received, and include such amounts in gross income as ordinary income, over the term of such notes based on the constant interest method (subject to the amortization of any premium, as discussed above) based upon such notes’ yield to maturity. With respect to the deemed reissued notes any OID will be required to be included in income during the period starting on December 16, 2003 and ending on the maturity date. Accordingly, a holder generally would be required to include amounts in gross income in advance of the payment of cash in respect of such income. A holder’s tax basis in a deemed reissued note would be increased by the amount of any OID included in income and reduced by any cash payments (other than payments of QSI) made with respect to such notes.

Subsequent Sale or Disposition of the New Notes

      Other than with respect to nonrecognition transactions, any sale, exchange, redemption or other disposition of the new notes will result in a holder of such new notes recognizing taxable gain or loss in an amount equal to the difference between the cash or the fair market value of other property received in exchange for the new notes (to the extent such amount does not represent accrued but unpaid interest, which will be treated as interest for U.S. federal income tax purposes) and the holder’s adjusted tax basis in the new notes. A holder’s adjusted tax basis in the new notes will equal the issue price (as defined above) of the new notes, increased by the amount of OID, if any, previously accrued. For a discussion of the character of such gain see “Gain or Loss — In General,” above.

Tax Consequences to Wickes

Cancellation of Debt and Potential Gain Recognition

      Although not free from doubt we intend to take the position that we will not realize cancellation of debt (“COD”) as a result of the exchange offer.

      We would be required to realize COD income as a result of the exchange offer if, and to the extent, the outstanding balance (principal plus accrued but unpaid interest) of the existing notes exceeds the issue price of the new senior secured notes delivered in the exchange offer. Additionally, if the modification of the existing notes results in a deemed exchange of the existing notes for a new debt instrument (a “deemed new note”), see “Tax Consequences to Non-Tendering Holders” below, we would be required to realize COD income to the extent the outstanding balance (principal plus accrued but unpaid interest) of the existing notes exceeds the issue price of the deemed new notes. (For a discussion of the issue price of the new senior secured notes and the deemed new notes see “Tax Consequences of Ownership and Disposition of the New Senior Secured Notes — Interest and Original Issue Discount” above.) As previously discussed, although not free from doubt we intend to take the position that neither the existing notes nor the new senior secured notes are traded on an established securities market. Accordingly, the issue price of the new senior secured notes and the deemed new notes will be their principal amount and as such we will not be required realize COD as a result of the exchange offer. There is no assurance, however, that the IRS would not take a contrary position. If the IRS were to successfully challenge our position regarding the issue price of the new senior secured notes we would realize COD income (to the extent described above), and we would be required to include such income in our gross income for federal income tax purposes. In such case, we anticipate that we will have sufficient net operating loss carryovers or losses incurred in the taxable year of the exchange to be able to offset such income.

Tax Consequences to Non-Tendering Holders

      Under the Treasury Regulations promulgated pursuant to Section 1001 of the Tax Code, a “significant modification” of a debt instrument results in a deemed exchange of the debt instrument for a new debt instrument, whereas a “modification” that is not “significant” is not treated as such an exchange. With respect to the exchange offer, the applicable Treasury Regulations provide that the addition, deletion or alteration of customary accounting standards or financial covenants relating to a debt instrument does not result in a significant modification of a debt instrument. The applicable Treasury Regulations, however, do not specifically address whether certain of the other proposed amendments constitute a “significant modification.” Rather, such Treasury Regulations generally provide that a modification, such as that which would result from such proposed amendments, is “significant” only if the legal rights and obligations are altered in a manner that is economically significant. We intend to take the position that the adoption of the proposed amendments will result in a deemed exchange of the existing notes under the above criteria and that a taxable event will occur as a result of the adoption of the proposed amendments. There is no assurance, however, that the IRS would not take a contrary position. Non-tendering holders of existing notes are urged to consult their tax advisors as to the specific tax consequences to them of the proposed amendments.

      If the adoption of the proposed amendments results in a “significant” modification of the existing notes for U.S. federal income tax purposes, non-tendering holders would be deemed to have exchanged their existing notes for deemed new notes. Such deemed exchange will not qualify as a tax-free recapitalization (by virtue of the fact that the deemed new notes are likely not a security). Accordingly, a holder of existing notes would recognize gain or loss equal to the difference between the amount realized by such holder in the deemed exchange of existing notes for deemed new notes and its adjusted tax basis in the existing notes deemed exchanged (other than any portion treated as attributable to accrued but unpaid interest). A holder’s amount realized would likely be the issue price of the deemed new notes (which, assuming the deemed new notes will not be considered traded on an “established securities market” as defined above, will be the stated principal amount of the deemed new notes) received by such holder at the time of the deemed exchange, but excluding any amount attributable to accrued but unpaid interest (which would be taxable as ordinary income). Generally, gain or loss, would be long-term capital gain or loss if a Holder’s holding period with respect to the existing notes exceeded one year.

      If the adoption of the proposed amendments constitutes a deemed exchange for federal income tax purposes, and if, as described above, neither the existing notes nor the new senior secured notes are traded on an established securities market the issue price of the deemed new notes will equal the stated principal amount of the deemed new notes and the deemed new notes will not bear OID. Holders of deemed new notes are urged to consult their tax advisors as to whether the new senior secured notes are considered traded on an established securities market.

Backup Withholding

      Holders may, under certain circumstances, be subject to “backup withholding” with respect to distributions or a sale of new senior secured notes. This withholding generally applies if the holder fails to furnish the exchange agent with its taxpayer identification number or in certain other circumstances. Backup withholding will not apply, however, to payments made to exempt recipients (such as corporations). Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

NOTICE TO INVESTORS

      We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended, to exempt the exchange offer from the registration requirements of the Securities Act. The exchange offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. The new senior secured notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to the registration requirements of, the Securities Act of 1933. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the new senior secured notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor.

PLAN OF DISTRIBUTION

      We will not receive any cash proceeds from the exchange offer.

      We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The exchange offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting you to accept or reject the exchange offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the exchange offer.

      Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Unless you are an affiliate of our company: (1) your existing notes are free from restrictions on transfer; (2) we believe that the new senior secured notes you will receive if you elect to participate in the exchange offer will assume the same character as the unrestricted existing notes that you tender in the exchange offer and will be deemed to be unrestricted securities; and (3) as a result, you will be able to freely transfer the new senior secured notes.

      We have agreed to pay all expenses incident to the exchange offer and consent solicitation, other than commissions or concessions of any broker or dealers.

      We will not be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the existing notes, and we and these participants may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

      Consents and letters of transmittal, certificates for the existing notes and any other required documents should be sent by each holder or its broker, dealer, commercial bank, trust company or other nominee to the exchange agent:

HSBC Bank USA

Lower Level
One Hanson Place
Brooklyn, New York 11243
Ref: Issuer Services
Attn: Paulette Shaw

By Facsimile:

(718) 488-4488

Confirm by Telephone:

(718) 488-4475

      Any questions regarding procedures for tendering existing notes or requests for additional copies of this offering memorandum and solicitation of consents and consents and letters of transmittal should be directed to the Information Agent:

D. F. King & Co., Inc.

77 Water Street, 20th Floor
New York, New York 10005
Toll-Free Telephone: (800) 859-8508

      Any questions regarding the terms of this offering memorandum and solicitation of consents should be directed to the company:

Wickes Inc.

706 North Deerpath Drive
Vernon Hills, Illinois 60061
(847) 367-3400
James A. Hopwood
Senior Vice President and
Chief Financial Officer